Exhibit 3.4

MANAGEMENT PROXY CIRCULAR

Notice of 2017 Annual Meeting of Shareholders

to be held on July 11, 2017

This document tells you who can vote, what you will be voting on, and how to exercise the voting rights attached to your shares.

Please read it carefully.

Table of Contents

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS	3

MANAGEMENT PROXY CIRCULAR	5

Solicitation of Proxies	5
Appointment of Proxyholders	5
Revocation of Proxies	5
Exercise of Voting Rights Attached to the Shares Represented by Proxy in Favour of Management	5
Notice to Non-Registered Holders	5
Voting Shares and Principal Holders Thereof	6
Rights Attached to Subordinate Voting Shares	7
Notice and Access Rules	7
Information about Nominees for Election as Directors	8

BOARD OF DIRECTORS RELATIONSHIPS	15

CORPORATE GOVERNANCE	15

AUDIT COMMITTEE INFORMATION	16

Audit Committee Report	16
Financial Literacy of the Members of the Audit Committee	16
Policy Regarding Approval of Services Rendered by
Independent Auditors	18
Appointment and Compensation of Independent Auditors	18

REPORT OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEE	19

Composition of Committee	19
Compensation Literacy of Committee	19
Functioning and Achievements of the Committee in the 2017 Fiscal Year	19

COMPENSATION GOVERNANCE	19

Terms of Reference to Determine Executive Compensation	19
Executive Compensation of the Significant Shareholder Family Members	20
Executive Compensation Review Procedures	20
Compensation of Directors	20
Compensation Adviser	20

COMPENSATION DISCUSSION AND ANALYSIS	21

Compensation Objective	21
Compensation and Equity	22
Analysis of Executive Compensation	22
Compensation Risk Management	23
Components of Executive Compensation	23
Share Ownership Guidelines for Executive Officers	33
Compensation of NEOs	34
Other Post-Employment and Change of Control Benefits	37
Rules of Conduct with Respect to the Trading of Corporation’s Securities by Insiders	38
Performance-Based Compensation Analysis	38

Compensation of Directors	40

INDEBTEDNESS OF DIRECTORS AND OFFICERS	44

INSURANCE OF DIRECTORS AND OFFICERS	44

INTEREST OF MEMBERS OF MANAGEMENT AND OTHER PERSONS IN MATERIAL TRANSACTIONS	44

ADDITIONAL INFORMATION	45

APPROVAL BY DIRECTORS	45

SCHEDULE “A”: MAJORITY VOTING POLICY FOR THE ELECTION OF DIRECTORS	46

SCHEDULE “B”: CORPORATE GOVERNANCE DISCLOSURE	47

Board of Directors	47
Mandate of the Board of Directors	48
Position Descriptions	48
Orientation and Continuing Education	48
Corporate Ethics	48
Nomination of Directors	49
Compensation	49
Board Standing Committees	50
Evaluation	50
Term of Office and Other Processes for the Renewal of the
Board of Directors	50
Representation of Women on the Board of Directors	50
Representation of Women among the Executive Officers	51

SCHEDULE “C”: MANDATE OF THE BOARD OF
DIRECTORS	52

Stewardship Responsibility	52
Responsibilities	52
Expectations Regarding Directors	52
Method of Operation	53

SCHEDULE “D”: CHARTER OF THE AUDIT COMMITTEE	54

SCHEDULE “E”: CHARTER OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEE	58

SCHEDULE “F”: MANDATE OF THE CHAIR OF THE BOARD OF DIRECTORS AND THE CHAIR OF A COMMITTEE	60

Mandate of the Chair of the Board of Directors	60
Mandate of the Chair of Each Committee	60

SCHEDULE “G”: SHAREHOLDER PROPOSAL SUBMITTED BY MÉDAC	62

Separate Disclosure of Voting Results by Class of Shares	62

2  |  The Jean Coutu Group (PJC) Inc.  |  2017 Management Proxy Circular

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the annual meeting of the shareholders (the “Meeting”) of THE JEAN COUTU GROUP (PJC) INC. (the “Corporation”) will be held at the offices of the Corporation at 245 Jean Coutu Street, Varennes, Province of Québec, Canada, J3X 0E1 on Tuesday, July 11, 2017 at 9:30 a.m. for the following purposes:

1.	to receive the consolidated financial statements of the Corporation for the year ended March 4, 2017 and the auditors’ report thereon;

2.	to elect the directors;

3.	to appoint the independent auditors and authorize the directors to fix their remuneration;

4.	to review and, if deemed appropriate, adopt the shareholder proposal attached as Schedule “G” to this Circular; and

5.	to conduct such other business as may duly be brought forth during the Meeting.

You have the right to receive notice of and to vote at the Meeting if you were a shareholder of the Corporation on May 18, 2017 at the close of business, Eastern Daylight Time.

The following pages provide additional information relating to the matters to be dealt with at the Meeting.

The Corporation has elected to use the Notice and Access rules adopted by the Canadian Securities Administrators to reduce the volume of paper in the Meeting materials distributed for the Annual Meeting of Shareholders. Instead of receiving this Management Proxy Circular with the form of proxy or voting instruction form, shareholders will receive a Notice of Meeting with instructions on how to access the remaining Meeting materials online. The Management Proxy Circular attached hereto and other relevant materials are available on the Internet at www.jeancoutu.com/en/corpo/investor-relations/financial-information/documents-relating-to-annual-meetings/ or on the Canadian Securities Administrators’ website at www.sedar.com. Shareholders are advised to review the Meeting materials prior to voting.

Registered holders who wish to receive a paper copy of the Meeting materials may, at no cost, request printed copies by calling the toll-free number 1-866-962-0498, if they are in North America, or by calling 514-982-8716, if they are outside North America, and entering the control number indicated on their voting instruction form or proxy. Registered holders may also use the toll-free number to obtain additional information on how the notice and access rules work.

Beneficial holders who wish to receive a paper copy of the Meeting materials may, at no cost, request printed copies by calling the toll-free number 1-877-907-7643 and entering the control number indicated on their voting instruction form. Beneficial holders may also use the toll-free number 1-855-887-2244 to obtain additional information on how the notice and access rules work.

Paper copies of Meeting materials must be requested as soon as possible, but no later than June 27, 2017, in order to allow shareholders sufficient time to receive and review the Meeting documents and return the form of proxy in the prescribed time.

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Any shareholder who expects to be unable to attend the Meeting is urged to complete and sign the enclosed form of proxy and return it in the enclosed envelope provided for that purpose or by fax.

In order to be valid, proxies must be received at the Montréal offices of Computershare Trust Company of Canada, located at 1500 Robert-Bourassa Blvd., Suite 700, Montréal, Québec, H3A 3S8, fax number: 1-866-249-7775, no later than July 7, 2017 or at the close of business on the last business day prior to the date of any adjournment thereof.

Varennes, Province of Québec, April 26, 2017

BY ORDER OF THE BOARD OF DIRECTORS,

The Chairman of the Board of Directors

Jean Coutu

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MANAGEMENT PROXY CIRCULAR

Solicitation of Proxies

This Management Proxy Circular (the “Circular”) is furnished in connection with the solicitation of proxies by the Management of The Jean Coutu Group (PJC) Inc. (the “Corporation”) for use at the annual meeting of the shareholders of the Corporation (the “Meeting”) to be held at the offices of the Corporation located at 245 Jean Coutu Street in Varennes, Province of Québec, Canada, on July 11, 2017 at 9:30 a.m., for the purposes set forth in the accompanying notice of meeting (the “Notice”). Unless otherwise indicated, the information contained herein is given as at April 26, 2017 and any and all dollar amounts set forth herein are expressed in Canadian dollars.

The solicitation is made primarily by mail, but officers and employees of the Corporation may nonetheless solicit proxies directly by telephone or through other personal solicitations but without additional compensation. The Corporation may also reimburse brokers and other persons who hold Class “A” Subordinate Voting Shares or Class “B” Shares on their behalf, or on behalf of nominees, to cover their expenses for the mailing of proxy documents to principals and to obtain their proxy. The cost of solicitation will be borne by the Corporation and is expected to be nominal.

Appointment of Proxyholders

The persons named in the enclosed form of proxy are directors of the Corporation. A shareholder has the right to designate, as his representative, a person other than one of the persons named by Management whose names are listed for such purpose in the attached form of proxy, to allow that person to attend and act on his behalf at the Meeting.

To exercise this right, the shareholder must write the name of the person selected by the shareholder in the blank space provided for such purpose on the form of proxy. It is not necessary that the person selected be a shareholder of the Corporation.

To ensure that they are valid, completed proxies must be received at the Montréal office of Computershare Trust Company of Canada, located at 1500 Robert-Bourassa Blvd., Suite 700, Montréal, Québec, H3A 3S8 no later than July 7, 2017 or at the close of business on the last business day prior to the date of any adjournment thereof, or they may be delivered to the Chairman of the Meeting on the day of the Meeting or any adjournment thereof.

Revocation of Proxies

A shareholder who signs a form of proxy may revoke the proxy at any time before it is used, in any manner authorized by law, including by way of a written instrument executed by him or by his representative duly authorized in writing or, if the shareholder is a corporation, by an officer or a proxy of such corporation duly authorized by it. Any such instrument must be deposited either with the Corporate Secretary of the Corporation at any time but no later than 48 hours prior to the time of the Meeting, or with the Chairman of the Meeting on the day of the Meeting or any adjournment thereof.

Exercise of Voting Rights Attached to the Shares Represented by Proxy in Favour of Management

The enclosed form of proxy, if duly executed and transmitted, appoints the persons named therein or any other person named in the manner provided for above, to represent the shareholder with respect to the shares represented by the said proxy at the Meeting and the persons designated therein will vote or withhold from voting as specified by the shareholder.

Management undertakes that all voting rights will be voted in accordance with the instructions given by the shareholder on any ballot that may be called for. Unless otherwise indicated, the voting rights attached to the shares represented by such proxy will be voted IN FAVOUR of all matters described herein, except with respect to the shareholder proposal, for which the voting rights will be voted AGAINST.

Management is not aware of any new matters or any amendment or variation of matters scheduled to be submitted at the Meeting, nor does it foresee that such possibilities might occur. If, however, any such matters should properly come before the Meeting, the persons designated in the enclosed form of proxy will vote thereon in accordance with their judgment pursuant to the discretionary authority conferred by the proxy with respect to such matters.

Notice to Non-Registered Holders

Shareholders who do not hold their shares in their own name, also known as non-registered holders or as beneficial holders (“Beneficial Holders”), should pay close attention to the information set forth in this section. Beneficial Holders should note that only proxies deposited by registered holders whose names appear on the records kept by the registrar and transfer agent of the Corporation as registered holders of Class “A” Subordinate Voting Shares or Class “B” Shares (the “Shares”) can be recognized and acted upon at the Meeting.

If the Shares appear in an account statement sent to a shareholder by a broker, the said Shares are most probably not registered in the name of the shareholder, but in the

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name of his broker or a representative of that broker. As a result, each Beneficial Holder must ensure that his voting instructions are communicated to the appropriate person well before the Meeting.

Under Regulation 54-101 respecting Communication with Beneficial Owners of Securities of a Reporting Issuer, brokers and other intermediaries are required to request voting instructions from Beneficial Holders prior to shareholder meetings. Brokers and other intermediaries have their own procedures for sending materials and their own guidelines for the return of documents; these instructions are to be followed to the letter by the Beneficial Holders if the voting rights attaching to their Shares are to be cast at the Meeting.

In Canada, most brokers delegate the responsibility of obtaining their clients’ instructions to Broadridge Financial Solutions, Inc. (“Broadridge”). Beneficial Holders who receive a voting instruction form from Broadridge may not use the said form to vote directly at the Meeting.

If you have questions on how to exercise voting rights attached to Shares held through a broker or other intermediary, please contact the broker or intermediary directly.

Although a Beneficial Holder will not be recognized at the Meeting for the purposes of directly exercising voting rights attached to the Shares registered in the name of his broker (or a representative thereof), he may attend the Meeting as proxy of the registered holder and, as such, exercise the voting rights attached to such Shares.

Unless otherwise indicated, in this Management Proxy Circular, in the Form of Proxy and in the Notice of Meeting attached hereto, shareholders shall mean registered holders.

Voting Shares and Principal Holders Thereof

The authorized share capital of the Corporation consists of an unlimited number of Class “A” Subordinate Voting Shares without par value (the “Subordinate Voting Shares”), an unlimited number of Class “B” Shares without par value and an unlimited number of Class “C” Shares without par value.

Each Subordinate Voting Share confers upon its holder the right to one vote and the holders of Subordinate Voting Shares will be entitled to one vote per share at the Meeting. Each Class “B” Share confers upon its holder the right to ten votes and the holders of Class “B” Shares will be entitled to ten votes per share at the Meeting. As at April 26, 2017, 80,183,204 Subordinate Voting Shares and 103,500,000 Class “B” shares were issued (of this number, 100,655 shares were held in trust by the Corporation for the Performance-based Share Plan described on page 31 of this Circular). As at such date, the Subordinate Voting Shares represent 7.19% of the total voting rights attached to all the issued shares of the Corporation. The shareholders may vote in person or by proxy.

The holders of Subordinate Voting Shares and Class “B” Shares registered on the list of shareholders drawn up at the close of business, Montréal time, on May 18, 2017 (the “Record Date”), will be entitled to vote at the Meeting and at any adjournment thereof, if present or represented by proxy thereat. The transferee of Subordinate Voting Shares acquired after the Record Date is entitled to exercise at the Meeting or at any adjournment thereof the voting rights attached to such shares by tendering duly endorsed share certificates representing them or by otherwise establishing that he owns the shares, and by requiring, at least ten days before the Meeting, the registration of his name on the list of shareholders entitled to receive the Notice, this list having been drawn up at the Record Date.

As at April 26, 2017, to the best knowledge of the Corporation’s directors and officers based on shareholders’ public filings, the only persons who beneficially own, or directly or indirectly control or direct, shares carrying more than 10% of the voting rights attached to any class of outstanding shares of the Corporation are the following:

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Shareholder name	Number of Subordinate Voting Shares		Percentage of voting rights attached to all Subordinate Voting Shares	Number of Class “B” Shares		Percentage of voting rights attached to all Class “B” Shares	Total percentage of voting rights attached to all voting shares
Jean Coutu	4,025,960	(1)	5.02%	103,500,000	(2)	100%	93.17%

(1)	80,800 of these shares are held by 3958230 Canada Inc. and 599,650 of these shares are held by 4527011 Canada Inc., two corporations controlled by Mr. Jean Coutu. 3,345,510 of these shares are held by Fondation Marcelle et Jean Coutu, a trust controlled by Mr. Jean Coutu and his family. Mr. Jean Coutu and Ms. Marie-Josée Coutu and Ms. Sylvie Coutu, as trustees of Fondation Marcelle et Jean Coutu, effectively share direction over the securities held by the Foundation of the Corporation’s capital stock with another trustee.
(2)	96,500,000 of these shares are held by 3958230 Canada Inc. and 7,000,000 of these shares are held by 4527011 Canada Inc., two corporations controlled by Mr. Jean Coutu.

Rights Attached to Subordinate Voting Shares

In addition to conferring the right to one vote per share, the Subordinate Voting Shares, along with the Class “B” Shares, entitle the holder, on a pari passu basis, to receive any dividends, declared, paid or set aside by the Corporation. In accordance with the articles of the Corporation, if an “Offer” (as defined below) is made with respect to the Class “B” Shares to the holders of Class “B” Shares without being concurrently made upon the same terms to the holders of Subordinate Voting Shares, each Subordinate Voting Share will become exchangeable into one Class “B” Share at the holder’s option in order to permit such holder to accept the offer, subject however to the acceptance of such offer by the holders of a number of Class “B” Shares which entitles them, at such date, to more than 50% of the voting rights attached to all shares of the share capital of the Corporation carrying voting rights.

“Offer” as defined in the articles of the Corporation means a take-over bid, a take-over bid by way of an exchange of securities or an issuer bid (as defined in the Securities Act, Quebec,, as currently in force or as it may be amended or re-enacted thereafter) in order to purchase Class “B” Shares; however, an offer does not include (i) an offer made at the same time, price and conditions to all holders of Class “B” Shares and all holders of Subordinate Voting Shares, (ii) an offer for all or any part of the Class “B” Shares issued and outstanding at the time of the offer, where the purchase price for each Class “B” Share does not exceed 115% of the average market price obtained by averaging the closing prices of the Subordinate Voting Shares during the twenty days of market activity preceding the date of the offer, or (iii) an offer made by one or more members of the Coutu family to one or more members of the Coutu family.

In case of liquidation or dissolution of the Corporation or any other distribution of its assets among the shareholders for the purposes of winding-up its affairs, the holders of Subordinate Voting Shares and the holders of Class “B” Shares shall be entitled to divide equally all of the assets of the Corporation available for payment or distribution, on a share for share basis, based upon the number of shares they hold respectively, without preference or distinction.

Notice and Access Rules

The Corporation has elected to use the Notice and Access rules adopted by the Canadian Securities Administrators to reduce the volume of paper in the Meeting materials distributed for the Annual Meeting of Shareholders. Instead of receiving this Management Proxy Circular with the form of proxy or voting instruction form, shareholders will receive a Notice of Meeting with instructions on how to access the remaining Meeting materials online. The Corporation sent the Notice of Meeting and proxy form directly to registered holders. The Corporation intends to pay for intermediaries to deliver the Notice of Meeting, voting instruction form and other Meeting materials to the Beneficial Holders.

The Management Proxy Circular attached hereto and other relevant materials are available on the Internet at www.jeancoutu.com/en/corpo/investor-relations/financial-information/documents-relating-to-annual-meetings/ or on the Canadian Securities Administrators’ website at www.sedar.com.

If you would like to receive a printed copy of the Meeting documents by mail at no cost, you must request one.

Registered holders who wish to receive a paper copy of the Meeting materials may, at no cost, request printed copies by calling the toll-free number 1-866-962-0498, if they are in North America, or by calling 514-982-8716, if they are outside North America, and entering the control number indicated on their voting instruction form or proxy.

Beneficial Holders who wish to receive a paper copy of the Meeting materials may, at no cost, request printed copies by calling the toll-free number 1-877-907-7643 and entering the control number indicated on their voting instruction form.

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To ensure you receive the materials in advance of the voting deadline and Meeting date, all requests must be received no later than June 27, 2017 to ensure timely receipt. If you do request the materials, another Voting Instruction Form or Proxy Form will not be sent to you, so please retain the one received with the Notice of Meeting for voting purposes.

To obtain a printed copy of the documents after the Meeting date, please call 1-866-906-9611 if you are a registered holder or 1-877-907-7643 if you are a Beneficial Holder.

Information about Nominees for Election as Directors

Management of the Corporation is proposing the election of thirteen directors for the current year. The directors are elected each year and the term of office of each of these directors expires upon the election of his successor unless he should resign or his office should become vacant because of death, removal or any other reason.

All of the individuals nominated for election as directors are currently members of the Board and each was elected at the Corporation’s annual shareholder meeting held on July 5, 2016, by at least a majority of the votes cast. Messrs. L. Denis Desautels and Robert Lacroix, directors of the Corporation since 2003 and 2006 respectively, are not standing for re-election at the next meeting.

Management of the Corporation does not anticipate that any of the nominees mentioned below will be unable, or reluctant, for any reason whatsoever, to fulfill his duties as a director. Should this occur for any reason whatsoever, before the election, the persons named in the enclosed proxy form reserve the right to vote for another nominee of their choice unless the shareholder on the proxy form has indicated his intent to abstain from voting during the election of the directors.

The following table presents the names of the nominees as directors, place of residence, position within the Corporation, current principal occupation, term of office as director and the committees of the Board of the Corporation on which they serve. The table also indicates whether the nominees are independent, the number and class of voting shares of the share capital of the Corporation beneficially owned, directly or indirectly, or over which control or direction is exercised by each of them, the number of share units held under the Deferred Share Unit (“DSU”) Plan (see the section “Compensation of Directors” of this Circular) as well as the total market value of the securities held by them.

The nominees have themselves provided the Corporation with the information as at April 26, 2017, with the exception of the information regarding attendance at the Board meetings or committee meetings, which is provided for the period ended March 4, 2017.

The Board of Directors of the Corporation has adopted a majority voting policy, according to which a nominee of the Corporation who receives more “abstentions” than votes “in favour” during an election of directors by the shareholders is supposed to resign from the Board immediately following the shareholder meeting at which he was elected. This policy is reproduced in Schedule “A” of this Circular.

Furthermore, as indicated on the attached proxy form or voting instruction form, shareholders can vote for each director individually.

Unless otherwise indicated by the shareholder, the voting rights attached to the shares represented by any duly executed proxy will be exercised IN FAVOUR of the individual election of each of the nominees mentioned hereafter.

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Lise Bastarache Candiac, Quebec, Canada Director since March 2003 Independent

Corporate Director and Economist

Ms. Lise Bastarache is an economist and a corporate director. She is a member of the Board of Directors of Laurentian Bank and Chartwell Seniors Housing (real estate investment trust). She holds a Bachelor’s and a Master’s degree and has completed the course requirements for a Ph.D. in Economics. She has been a lecturer in Economics, a consultant for the Secor Group, as well as an economist and a senior manager for RBC Financial Group.

Securities held (1)	Market value of securities held (2)
20,857 DSUs	$460,314

Board/committees	Meeting Attendance:
Board of Directors	7 / 7
Audit Committee	4 / 4
Human Resources and Compensation Committee	4 / 4
Governance and Nominating Committee	3 / 3

François J. Coutu Île-des-Sœurs, Quebec, Canada Director since December 1985 Non-independent

President and Chief Executive Officer

Mr. François J. Coutu, a pharmacist by profession, holds a Bachelor’s degree in Business Administration from McGill University as well as a Bachelor’s degree in Pharmacy from Samford University in the United States. He is a member of the boards of directors of Varad HTM Inc. and the School of Pharmacy of Samford University. He has been Chairman of the Board of the Canadian Association of Chain Drug Stores (CACDS) and has also sat on the Board of Rite Aid Corporation. President and Chief Executive Officer of the Corporation since October 2007, Mr. Coutu previously held the position of Vice-Chairman of the Board and President of Canadian Operations from 2005 to 2007, President and Chief Executive Officer from 2002 to 2005 and President and Chief Operating Officer of the Corporation from 1992 to 2002.

Securities held (1)
None (3)

Board/committees	Meeting Attendance:
Board of Directors	7 / 7

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Jean Coutu, O.C., O.Q. Montréal, Quebec, Canada Founder Director since June 1969 Non-independent

Chairman of the Board

Mr. Jean Coutu, a pharmacist by profession, has been a director and the Chairman of the Board of the Corporation since its foundation in 1969. He has also served as President and Chief Executive Officer from 1969 to 1992 and thereafter continued as Chief Executive Officer from 1992 to 2002. From November 2005 to October 2007, Mr. Coutu served as President and Chief Executive Officer. Mr. Coutu is also the founder of the Québec Association of pharmacists-owners and the Fondation Marcelle et Jean Coutu.

Securities held (1)
See “Voting Shares and Principal Holders Thereof” on page 6 of this Circular.
Board/committees	Meeting Attendance:
Board of Directors	4 / 7

Marie-Josée Coutu Outremont, Quebec, Canada Director since September 1997 Non-independent

President of Fondation Marcelle et Jean Coutu

A graduate of the University of Montréal and HEC Montréal, Ms. Marie-Josée Coutu has been the President since 1990 of Fondation Marcelle et Jean Coutu (FMJC), whose mission consists in providing financial support to social projects destined for underprivileged persons, mistreated women and children and the fight against drug use in Québec and Canada. The FMJC is also present in several developing countries. Ms. Coutu has also been a member of the Board of the Institute for Research in Immunology and Cancer (IRIC) since 2008.

Securities held (1)
None (3) Board/committees	Meeting Attendance:
Board of Directors	7 /7
Governance and Nominating Committee	2 /3

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Michel Coutu Montréal, Quebec, Canada Director since December 1985 Non-independent

President of MMC Consulting Inc.

Mr. Michel Coutu has been President of MMC Consulting Inc. since 2010. He previously acted as President of the US Operations of the Corporation and as President and Chief Executive Officer of The Jean Coutu Group (PJC) USA, Inc. since 1986. Mr. Coutu holds a degree in Finance, a Licentiate in Law from Sherbrooke University and a master in business administration (MBA) from the Simons School of Business (University of Rochester). He obtained, in 2005, a Degree Honoris Causa from the Massachusetts College of Pharmacy and Health Sciences. Mr. Coutu was also a member of the boards of directors of the United States National Association of Chain Drug Stores and Rite Aid Corporation. He is a Governor of the faculty of commerce of Sherbrooke University.

Securities held (1)

None (3)
Board/committees	Meeting Attendance:
Board of Directors	7 / 7
Governance and Nominating Committee	3 / 3

Sylvie Coutu Outremont, Quebec, Canada Director since September 1997 Non-independent

President of Sylvie Coutu Design

Ms. Sylvie Coutu obtained her Diploma in Interior Design in 1987. She has been the President of Sylvie Coutu Design since its foundation in 1992. From 1987 to 1992, she was involved in the planning and modernization of the Royal Bank of Canada’s network of branches and executive centers. She then actively participated in the development of the new design concepts of the Corporation, particularly in the design of the “Passion Beauté” boutiques and the new pharmacy departments. Ms. Coutu is also actively involved in the Fondation Marcelle et Jean Coutu, as a volunteer and a Trustee. She is also a member of the Board of Directors of the Miriam Foundation.

Securities held (1)

None (3)
Board/committees	Meeting Attendance:
Board of Directors	7 / 7

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Marcel E. Dutil Saint-Georges-de-Beauce, Quebec, Canada Director since September 1995 Independent

Chairman of the Board of Canam Group Inc.

Mr. Dutil is the founder of Canam Group Inc., an industrial company that mainly designs and manufactures frames, joists and steel decks. Mr. Dutil is currently a director and Chairman of the Board of Canam Group Inc. and he also served on the Board of National Bank of Canada and was Chairman of the Board of Manac Inc.

Securities held (1)	Market value of securities held (2)
20,000 Subordinate Voting Shares(4)	$2,046,110
72,710 DSUs
Board/committees	Meeting Attendance:
Board of Directors	6 / 7
Audit Committee	4 / 4

Nicolle Forget Longueuil, Quebec, Canada Director since September 1993 Vice-Chair of the Board Independent

Corporate Director

A graduate of the University of Québec at Montréal, HÉC Montréal and the University of Montréal, Ms. Forget has been a member of the Quebec Bar. She has also been a member of a number of administrative tribunals and boards of directors, including the boards of Hydro-Québec, the Economic Council of Canada, Gaz Métro and the Collège des administrateurs de sociétés. She was a member of the board of directors of Valener Inc. and its subsidiaries until March 2017.

Securities held (1)	Market value of securities held (2)
8,500 Subordinate Voting Shares	$295,208
4,876 DSUs

Board/committees	Meeting Attendance:
Board of Directors	7 / 7
Human Resources and Compensation Committee (Chair)	4 / 4
Governance and Nominating Committee	3 / 3

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Michael Hanley Mount Royal, Quebec, Canada Director since July 2016 Independent

Corporate Director

Michael Hanley is a chartered accountant and a member of the Ordre des comptables professionnels agréés du Québec (CPA, CA). He has been a corporate director since 2012 and has chaired various audit and finance committees. From 2009 to 2011, he was Senior Vice-President, Operations and Strategic Initiatives, at National Bank of Canada. Prior to that, Mr. Hanley held a number of positions at Alcan Inc. over a 10-year period, including that of Executive Vice-President and Chief Financial Officer between 2005 and the company’s acquisition by Rio Tinto in 2007 and, from 2002 to 2005, President and Chief Executive Officer of the worldwide Bauxite and Alumina business group. He was also Chief Financial Officer of two Canadian public companies in the pulp and paper and energy industries, namely St. Laurent Paperboard Inc. from 1995 to 1997 and Gaz Métro, from 1997 to 1998. Mr. Hanley has a degree in business administration from HÉC Montréal.

Securities held (1)	Market value of securities held (2)
1,263 DSUs	$27,874

Board/committees	Meeting Attendance:
Board of Directors	4 /4 (5)
Audit Committee	2 /2 (5)

Marie-Josée Lamothe Beaconsfield, Quebec, Canada Director since July 2016 Independent

Managing Director of Branding & Managing Director of Quebec for Google Canada

Ms. Marie-Josée Lamothe is Managing Director of Branding and has managed Google Canada’s Quebec business development since 2014. Involved in the consumer product marketing industry for the last 20 years, she has held several positions during her 12 years at L’Oréal, from International Marketing Director in France to Vice-President and General Manager Luxury Brands in Canada. Ms. Lamothe serves on the Board of Directors of Reitmans (Canada) Limited, the University of Montreal, the Institute of Clinical Research of Montreal and the Foundation of the Women’s Center of Montreal. She is also a member of the Audit Committee for the ministries of Employment and Social Development Canada and Canada Border Services.

Securities held (1)	Market value of securities held (2)
1,117 DSUs	$24,652

Board/committees	Meeting Attendance:
Board of Directors	4 /4 (6)

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Andrew T. Molson Westmount, Quebec, Canada Director since July 2014 Independent

Chairman of the Board of RES PUBLICA Consulting Group

Mr. Molson is Chairman of the Board of RES PUBLICA Consulting Group Inc., a holding and management company for professional services firms, including NATIONAL Public Relations Inc. and Cohn & Wolfe | Canada. Mr. Molson serves on the board of directors of Molson Coors Brewing Company and is a member of the board of directors of Groupe Deschênes Inc., the Montreal Canadiens Hockey Club and Dundee Corporation. He serves on the board of several not -for-profit organizations. Mr. Molson was called to the Quebec Bar in 1995 after studying law at Laval University. He also has a Bachelor of Arts degree from Princeton University and a Master’s degree in corporate governance and business ethics from the University of London (Birkbeck College).

Securities held (1)	Market value of securities held (2)
10,000 Subordinate Voting Shares	$330,278
4,965 DSUs

Board/committees	Meeting Attendance:
Board of Directors	7 / 7
Governance and Nominating Committee	3 / 3
Human Resources and Compensation Committee	2 / 2(7)

Cora Mussely Tsouflidou Prévost, Quebec, Canada Director since July 2012 Independent

Director of the Cora group of companies

Mrs. Cora Mussely Tsouflidou, who graduated in classical studies in 1967 from Sainte-Croix College (Montreal), is founder, owner and director of the Cora group of companies, working in the restaurant industry as the franchisor of the Cora Concept. Mrs. Tsouflidou is Creative Director of the Cora Group and also directs the Cora Foundation, whose mission is to provide breakfasts to schoolchildren in underprivileged neighborhoods across Canada. She is a graduate of the Collège des administrateurs de sociétés.

Securities held (1)	Market value of securities held (2)
10,000 Subordinate Voting Shares	$356,673
6,161 DSUs

Board/committees	Meeting Attendance:
Board of Directors	6 / 7
Governance and Nominating Committee	2 / 3

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Annie Thabet Île-des-Sœurs, Quebec, Canada Director since July 2010 Independent

Partner, Celtis Capital

A chartered professional accountant, Ms. Thabet holds a Bachelor in Commerce from Sherbrooke University and a Master’s degree in Business Administration (MBA) from Concordia University and is a director accredited by the Institute of Corporate Directors. Ms. Thabet is a partner with Celtis Capital, a firm specialized in transactional services in relation to mergers and acquisitions, divestitures and corporate finance, and asset management that she co-founded in 2003. Her prior experience includes investment management at Société générale de financement du Québec and consulting at Price Waterhouse. Ms. Thabet is a Governor of Réseau Capital, the Québec venture capital and private equity association, and Governor and Chair of the Board of Directors of the Fondation de recherche en administration of Sherbrooke University. She also is a director of Transcontinental and the Institute of Corporate Directors – Québec.

Securities held (1)	Market value of securities held (2)
7,570 Subordinate Voting Shares	$295,782
5,832 DSUs

Board/committees	Meeting Attendance:
Board of Directors	7 / 7
Human Resources and Compensation Committee	4 / 4
Audit Committee	4 / 4

(1)	Securities held: Approximate number of shares of each class of voting shares of the Corporation beneficially owned, directly or indirectly, or over which control or direction is exercised, and number of DSUs held as at April 26, 2017.
(2)	According to the closing price of the Subordinate Voting Shares on the TSX on April 25, 2017 ($22.07).
(3)	Messrs. François J. Coutu and Michel Coutu as well as Ms. Marie-Josée Coutu and Ms. Sylvie Coutu are Mr. Jean Coutu’s children.
(4)	These shares are held by Placement CMI inc., a company controlled by Mr. Marcel E. Dutil.
(5)	Mr. Michael Hanley has been a member of the Board of Directors and the Audit Committee since July 5, 2016.
(6)	Ms. Marie-Josée Lamothe has been a member of the Board of Directors since July 5, 2016.
(7)	Mr. Andrew T. Molson has been a member of the Human Resources and Compensation Committee since July 5, 2016.

To the best knowledge of the Corporation, no director of the Corporation is, as at April 26, 2017, or has been, within ten years before the date hereof, a director or executive officer of any corporation that, while the person was acting in such capacity or within a year of that person ceasing to act in such capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

BOARD OF DIRECTORS RELATIONSHIPS

The directors of the Corporation do not serve together on the board of directors of other public companies.

CORPORATE GOVERNANCE

The Board of Directors of the Corporation has delegated to the Governance and Nominating Committee the responsibility of periodically reviewing its corporate governance practices in light of the changing requirements in this respect. Further to the recommendations of that committee, the Board constantly reviews its structure, practices and composition, and periodically initiates the changes that it considers necessary and relevant for its effectiveness.

The corporate governance of the Corporation takes into consideration the control held by its significant shareholder while favouring the efficient administration of the Corporation by its Management. The Board of Directors considers that the corporate governance practices adopted by the Corporation suit its current situation and are efficient, and that the structures and processes necessary to ensure its independence from Management are in place.

In accordance with Policy Statement 58-201, Regulation 58-101 and Regulation 52-110 of the Canadian Securities Administrators, the Corporation must disclose its corporate governance practices. This information is presented in Schedule “B” of this Circular and in the section “Audit Committee Information” below.

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AUDIT COMMITTEE INFORMATION

Audit Committee Report

During the fiscal year, the Audit Committee of the Board of Directors of the Corporation was composed exclusively of “independent” directors as defined in Regulation 52-110 respecting Audit Committees, including a financial expert, Mr. L. Denis Desautels.

During the fiscal year, the Audit Committee performed the duties delegated to it in writing by the Corporation’s Board of Directors, as reproduced in Schedule “D” of this Circular. As per its mandate, the Audit Committee was created to monitor, on a continuous basis, the process through which the Corporation’s financial information and internal controls are disclosed. Indeed, the preparation and presentation of the Corporation’s financial statements, their integrity, as well as the efficiency of the internal audits are the responsibility of Management. Management is also responsible for maintaining adequate internal controls and procedures, as well as for the use of appropriate principles and standards regarding accounting and presentation of financial statements.

The independent auditors are responsible for auditing the Corporation’s annual financial statements, as per professional standards. These auditors consult with the Audit Committee and report their written disclosures in regard to (i) their independence from the Corporation; (ii) critical accounting policies and practices used in the audit; (iii) the acceptability and quality of the Corporation’s accounts and (iv) the matters required to be communicated under generally accepted auditing standards.

Without the presence of Management, the Audit Committee meets regularly with representatives of the independent auditors and the Senior Director, Internal Audit, in order to review the results of their audits, their assessment of internal controls, the quality of accounting, financial reporting and other appropriate matters.

The Audit Committee examined the Corporation’s audited financial statements and Management’s Discussion and Analysis for the fiscal year ended March 4, 2017 and consulted with senior Management and representatives of the independent auditors. Satisfied with the information provided by Management and the independent auditors in regard to the integrity of the financial statements, the Audit Committee recommended that the Board of Directors approve the audited consolidated financial statements for filing with securities authorities to which the Corporation is subject.

During the 2017 fiscal year, the Audit Committee of the Corporation obtained a written confirmation from Deloitte LLP, Chartered Professional Accountants, confirming their independence according to the Code of Ethics of the Ordre des comptables professionnels agréés du Québec. The Audit Committee also examined and approved the fees paid for auditing services and other related services.

The Audit Committee has reviewed the qualifications and performance of the independent auditors and recommended that the Board of Directors renew the mandate of Deloitte LLP, Chartered Professional Accountants.

The current report is dated April 26, 2017, and was submitted by L. Denis Desautels, Chair of the Committee, Lise Bastarache, Marcel E. Dutil, Michael Hanley, Robert Lacroix and Annie Thabet.

Financial Literacy of the Members of the Audit Committee

The following section indicates, for each member of the Audit Committee as of April 26, 2017, their name, as well as their relevant education and experience regarding the execution of their responsibilities as a member of the said committee.

L. Denis Desautels. Mr. Desautels has chaired the Audit Committee since 2003. He has been a chartered accountant since 1966. Mr. Desautels has practised as a certified public accountant, auditor and one of the senior partners of the firm Ernst & Young LLP (formerly Clarkson Gordon) from 1964 to 1991. In 1991, Mr. Desautels was appointed Auditor General of Canada, a position that he held until 2001. In this capacity, he was notably responsible for the auditing of financial statements of the Government of Canada, the governments of the Territories and several Crown corporations. His experience has provided him with a first-hand opportunity to appreciate the role and the functioning of an audit committee.

Over the course of his career, Mr. Desautels has acquired competence in the audit of major public and private companies and he is consequently quite familiar with generally accepted accounting principles. He is capable of understanding financial statements and accounting problems of a degree of complexity that is comparable to those that could be found in the financial statements of the Corporation. In addition, his experience as independent auditor during 37 years has allowed him to acquire a solid understanding of internal controls and of the process leading to the preparation of financial statements.

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Lise Bastarache. Ms. Bastarache was, until January 2005, Regional Vice-President, Private Banking Québec for RBC Financial Group. She joined the Economics Department of RBC Financial Group in 1996, where she acted as Deputy Chief Economist before joining the Commercial Markets Group as Analyst in 2000. Ms. Bastarache holds a Bachelor’s degree and a Master’s degree in Economics from the University of Québec at Montréal and completed the course requirements of a Ph.D. in Economics from McGill University. As a Commercial Markets Analyst for RBC, Ms. Bastarache has analyzed the financial statements of many large corporations that presented accounting problems generally comparable in scope and complexity to those found in the financial statements of the Corporation.

In addition, as Vice-President of RBC Private Banking, Ms. Bastarache was ultimately responsible for the internal controls and for the preparation of the income statements of her division. Since January 2005, Ms. Bastarache continues to act as member of various boards of directors and committees. She is a member of the audit committees of three publicly traded companies.

Marcel E. Dutil. Mr. Dutil is Chairman of the Board of Directors and was President and Chief Executive Officer of the Canam Group Inc., a company that he created in 1973 following the acquisition of Les Aciers Canam Inc. As Chairman of the Board of Directors and Chief Executive Officer of the Canam Group Inc. and as director of several public companies since 1974, such as Border Trust, National Bank of Canada, Transcontinental inc., Québec Telephone and others, Mr. Dutil has acquired a good understanding of generally accepted accounting principles in Canada and has regularly been called upon to analyze and evaluate financial statements presenting accounting problems generally comparable in scope and complexity to those that could reasonably be expected to be found in the financial statements of the Corporation. He has acted as a member of several audit committees for more than 20 years, including Québec Telephone, Maax Inc. and National Bank of Canada.

Michael Hanley. Mr. Hanley has been a chartered accountant since 1987. From 1987 to 1990 he worked as an auditor for Arthur Andersen. From 1990 to 1993 he was an internal auditor with Canadian Pacific Forest Products (then Avenor), and from 1993 to 1997 he served as corporate controller and then as Vice-President and Chief Financial Officer of St. Laurent Paperboard Inc. From 1997 to 1998 he was Executive Vice-President and Chief Financial Officer of Gaz Métro, following which he worked for Alcan from 1998 to 2007 where he held a number of positions in finance, including as Senior Vice-President and Chief Financial Officer. He has been a corporate director since 2012. In addition to being a member of the Corporation’s

Audit Committee, he chairs the audit committee of three Canadian public companies.

Over the course of his career, Mr. Hanley has acquired competence in audit standards for public companies, internal controls and is consequently very familiar with generally accepted accounting principles and the financial statement preparation process. He is thus capable of understanding financial statements of a complexity that is generally comparable to those of the Corporation.

Robert Lacroix. Mr. Lacroix holds a Ph.D. in Economics and was a professor in the Department of Economics of the University of Montréal from 1970 to 2006. He is now Professor Emeritus. From 1998 to 2005, Mr. Lacroix was also Rector of the University of Montréal and in this capacity, he also served on the budget and the finance committees. As such, he managed an operating and research budget surpassing one billion dollars. As Rector and member of these committees, he acquired a solid comprehension of internal controls and the establishment process of financial statements.

Mr. Lacroix was a member of the audit committee of the University of Montréal during his mandate as Rector and in this capacity he had to analyze financial statements presenting accounting problems generally comparable to those that could be expected to be found in the financial statements of The Jean Coutu Group (PJC) Inc. He is a former member of the audit committees of Industrial Alliance and Pomerleau Inc.

Annie Thabet. Ms. Thabet has been a chartered professional accountant (CPA, CA) since 1982. She started her career as an auditor and financial management consultant at the firm Price Waterhouse (now PricewaterhouseCoopers) and subsequently joined Société générale de financement where she was involved in the structuring, analysis, due diligence and successful completion of many large investment projects. As a partner in Celtis Capital, Ms. Thabet continues to be involved in business analysis and valuations for transactional purposes. Throughout her career, Ms. Thabet has developed competency in analyzing financial statements and identifying issues that could arise from complex situations or transactions. For over 20 years, Ms. Thabet has been a member of various audit, finance and investment committees and currently serves as chair of the audit committee of Manac, which was a public company until 2015. Ms. Thabet holds a bachelor’s degree in business administration from Sherbrooke University, a master’s degree in business administration (MBA) from Concordia University and is accredited by the Institute of Corporate Directors.

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Policy Regarding Approval of Services Rendered by Independent Auditors

Upon the recommendation of the Audit Committee, the Corporation has adopted a policy concerning the scope of the services rendered by the independent auditors. The content of the policy is reviewed annually by the Audit Committee. The policy requires the Audit Committee to pre-approve all audit and non-audit services. This policy forbids the Corporation from engaging auditors to provide certain non -audit services to the Corporation and its subsidiaries, including bookkeeping or other services related to accounting records or financial statements, financial information systems design and implementation, appraisal or valuation services, actuary services, internal audit services, investment banking services, management functions or human resources functions and legal services. The policy allows, under particular circumstances, the Corporation to engage the services of auditors to provide non-audit services, other than the prohibited services, when the Audit Committee specifically approves these services.

All audit and non-audit services provided by the Corporation’s independent auditors for the fiscal year ended March 4, 2017 were pre-approved by the Corporation’s Audit Committee.

A copy of the policy concerning the scope of the services rendered by independent auditors may be obtained free of charge upon request to the Corporate Secretary of the Corporation, at its head office located at 245 Jean Coutu Street, Varennes, Québec, J3X 0E1.

Appointment and Compensation of Independent Auditors

The following table presents, by category, the fees billed by the independent auditors of the firm Deloitte LLP for the fiscal years ended March 4, 2017 and February 27, 2016.

Category of Fees	2017 ($)	2016 ($)
Audit Fees	645,172	640,210
Audit Related Fees	27,500	33,750
Tax Fees	—	—
Other Fees	1,697,756	2,310,096

Total	2,370,428	2,984,056

In the table above, the terms in the column “Category of Fees” have the following meanings: “Audit Fees” include the aggregate fees billed by Deloitte LLP for the audit of annual consolidated financial statements, the review of the interim financial statements and other audits and regulatory filings; “Audit-Related Fees” include the aggregate fees billed by Deloitte LLP for assurance and other related services reasonably associated with the performance of the audit or review of the financial statements and are not reported under Audit Fees, including the audit of the retirement plans and the consultation relative to the accounting and financial disclosure standards; and “Tax Fees” include the aggregate fees billed by Deloitte LLP for professional services rendered for tax compliance, tax advice as well as tax planning services related, among other things, to the preparation of income tax returns of the Corporation, to capital tax and sales tax.

For the 2016 and 2017 years, “Other Fees” relate primarily to assistance services provided by Deloitte in connection with the establishment of the new Varennes distribution centre and the implementation of the new warehouse management system.

Deloitte’s services were retained by the Corporation because Deloitte’s breadth and depth of experience and resources dedicated to providing such services for similar projects of the same magnitude in Canada differentiated it from other firms.

The Corporation’s management and the Audit Committee concluded that these services offered by Deloitte were not prohibited services and have implemented oversight measures to ensure that Deloitte maintains its independence and integrity. The fees paid for these services are non-recurring. The projects, which were initially to be completed during the 2017 fiscal year, will be completed during the 2018 fiscal year.

The Board of Directors and Management of the Corporation, upon the recommendation of the Audit Committee, propose that Deloitte LLP, Chartered Professional Accountants, be appointed independent auditors of the Corporation and that the directors of the Corporation be authorized to fix their remuneration.

Unless indicated otherwise by the shareholder, the voting rights attached to the shares represented by any proxy duly signed will be exercised IN FAVOUR of the appointment of Deloitte LLP as independent auditors and the authorization of the Board of Directors to fix their remuneration. Deloitte LLP have been the auditors of the Corporation for more than five years.

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REPORT OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEE

This report, dated April 26, 2017, has been submitted by all of the members of the Human Resources and Compensation Committee of the Corporation (the “Committee”).

Composition of Committee

At the end of the fiscal year ended March 4, 2017, the Committee was composed of six directors, none of whom were part of Management, namely: Nicolle Forget, Chair of the Committee, Lise Bastarache, L. Denis Desautels, Robert Lacroix, Andrew T. Molson and Annie Thabet.

All members of the Committee are deemed independent as that term is defined by applicable securities legislation.

Compensation Literacy of Committee

All members of the Committee are experienced in the field of executive compensation and the Board of Directors is of the view that members of the Committee collectively possess the knowledge, experience and profile necessary to fulfil the mandate of the Committee.

The Committee understands the long-term impacts of the executive compensation policies and programs and the related constraints. The Committee is also aware of the issues related to executive employment contracts and their implications. Please see the section entitled “Information about Nominees for Election as Directors” of this Circular for a description of the experience of each member of the Committee. Given that the members have acquired their skills as part of their education and training, their experience as directors or executive officers of private or public companies, or their experience as officers in charge of human resource matters, the Committee benefits from diversified and complementary skills with respect to compensation.

Functioning and Achievements of the Committee in the 2017 Fiscal Year

The Committee’s mandate is approved by the Board of Directors and is revised on an annual basis. It is attached as Schedule “E” to this Circular and a brief description of the mandate is presented in the section “Corporate Governance” of this Circular.

During the fiscal year, the Committee held four meetings during which it focussed on succession planning for officers and key employees. Succession planning for senior management of the Corporation was the subject of in-depth discussions during the fiscal year.

COMPENSATION GOVERNANCE

Terms of Reference to Determine Executive Compensation

In order to determine the compensation of the Corporation’s Executive Officers and to clarify the roles played by various individuals in compensation matters, a few years ago, the Corporation adopted the “Executive Compensation Policy” (the “Policy”).

The Policy applies to the President and Chief Executive Officer, the Executive Vice-Presidents and the Vice-Presidents of the Corporation (the “Executive Officers”).

The Policy therefore applies to the Named Executive Officers for the purposes of this Circular in accordance with applicable securities legislation (the “NEOs”), namely:

•	President and Chief Executive Officer;

•	Executive Vice-President, Finance and Corporate Affairs;

•	Executive Vice-President, Network/exploitation Management;

•	Executive Vice-President, Purchasing and Marketing; and

•	President of the subsidiary Pro Doc Ltd. (“Pro Doc”) (under the Policy the president of Pro Doc is equivalent in standing to the Executive Vice-Presidents of the Corporation.)

The Policy is administered by the Board of Directors of the Corporation, which bases its decisions on the work carried out and the recommendations made by the Committee.

In addition to approving the Policy, the Board of Directors approves the compensation components and the various compensation plans.

In order to make its recommendations to the Board of Directors on compensation matters, the Committee relies on its skills and its knowledge of the Corporation, its operations and the market in which it operates. The Committee may also base itself on recommendations made by compensation advisers, as set out in the section entitled “Compensation Adviser” below.

The compensation of the President and Chief Executive Officer of the Corporation is determined by the Board of Directors in accordance with the by-laws of the Corporation, taking into account the parameters set out in the Policy. The compensation of the Executive Vice-Presidents and Vice-Presidents is determined by the President and Chief Executive Officer, provided that, in compliance with the by-laws of the Corporation, the compensation of the following senior executives is approved by the Board of Directors: the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer (regardless of their respective titles).

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Executive Compensation of the Significant Shareholder Family Members

In accordance with the will expressed by Mr. Jean Coutu, the significant shareholder of the Corporation, the Policy stipulates that the compensation of members of his family is established so that it does not include shares in the Corporation.

The terms and conditions of the Policy set out the parameters for the compensation of the significant shareholder’s family members such that their compensation is neither lower nor higher than that of the other Executive Officers of the Corporation in similar positions.

Any issues relating to the determination of the compensation of the significant shareholder’s family members are submitted to the Committee, which makes the relevant recommendations to the Board of Directors with respect to the decisions to be made in such regard. In accordance with the provisions of the Quebec Business Corporations Act, non-independent directors declare their interest in adopting the resolutions submitted to the Committee or the Board of Directors on such issues and do not participate in the relevant discussions.

Executive Compensation Review Procedures

The Committee generally ensures that the compensation structure and levels in place favour the achievement of short and long term objectives that the Corporation has set for itself. In particular, the Committee is responsible for ensuring that executive compensation is linked to measures that help create shareholder value, as described in the section entitled “Components of Executive Compensation” of this Circular.

Executive compensation depends first and foremost on the experience of each officer in his or her field of professional activity. The experience acquired within the Corporation or one of its subsidiaries or within the industry, as the case may be, is also taken into consideration by the Committee.

The Committee has implemented a procedure to assess the competence of Executive Officers with regard to the effectiveness with which pre-set objectives are reached. The level of responsibility of each Executive Officer is also assessed by the Committee to ensure that any difference in executive compensation is fair and equitable.

Lastly, the Committee ensures that the various compensation programs enable the Corporation to retain key executive talent with the knowledge and expertise required to develop and execute the Corporation’s business plans. To this end, the Committee must, in particular, recommend a compensation package that is competitive in the market, as described below.

The Committee reviews executive compensation annually, including base salary, short-term incentive compensation, long-term incentive compensation, and pension plans. Compensation plans are updated where necessary to reflect, among other things, salary forecasts based on independent surveys for comparable roles.

In order to assess the overall competitiveness of the Corporation’s executive compensation programs and to formulate recommendations in that respect, the Committee ensures that the Corporation’s compensation programs are examined and compared with a group of comparable companies via independent external surveys and a review of the management proxy circulars of these companies.

The Committee ensures that the overall executive compensation and its components fall within the median for comparable companies where the Corporation reaches target performance levels, and between the median and the 75th percentile where higher levels are reached.

Compensation of Directors

The charter of the Governance and Nominating Committee stipulates that the committee shall annually review the compensation of the directors of the Corporation. In order to do so, the Governance and Nominating Committee reviews relevant studies and statistics in order to ensure that the compensation of directors remains competitive and representative of the responsibilities of the members of the Board of Directors and the various committees.

Please see the section entitled “Compensation of Directors” on page 40 of this Circular to see the compensation paid to the directors.

Compensation Adviser

The Committee can select and hire an adviser to advise members on questions concerning executive compensation. It can determine fees and terms related to the hiring of such advisers. In order to come to its decisions, the Committee shall examine, where applicable, the analysis of an outside compensation adviser and any other factor that it deems appropriate.

During the past few fiscal years, the Committee retained the services of PCI – Perrault Consulting Inc. (“PCI”) to assist management of the Corporation in implementing the terms and conditions of the executive compensation plans.

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Executive compensation—related fees

During the 2017 fiscal year, the Corporation paid PCI $26,886 for consulting services related to the compensation of executive officers and certain other officers.

During the 2016 fiscal year, the Corporation paid PCI $27,749 for consulting services related to the compensation of executive officers and certain other officers.

Other fees

During the 2017 fiscal year, the Corporation paid André Filion & associés $9,995 for consulting services related to executive succession planning.

None of the Corporation’s policies stipulate that the Board of Directors or the Committee must pre-approve the other services compensation advisers may provide to the Corporation at the request of the Corporation’s management.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objective

The purpose of the Policy is to interest talented individuals in becoming part of the Corporation’s senior management and to motivate them to achieve superior performance. It is established based on internal equity principles taking into consideration the role, nature and level of responsibility assumed by each Executive Officer and external equity principles reflected by fair, equitable and competitive compensation terms compared to the Corporation’s comparator market. Its purpose is to maintain compensation within the median for target performance levels and between the median and the 75th centile for results exceeding expectations. Moreover, the Policy was designed to ensure a high level of performance by Executive Officers and their contribution to the creation of short-term and long-term value for the Corporation’s shareholders. To that end, the Policy offers short-term variable compensation linked to the Corporation’s profitability which, in the long term, allows Executive Officers to share in the economic value created for the shareholders.

Lastly, the purpose of the Policy is to recruit and retain competent Executive Officers and to achieve the Corporation’s objectives, while protecting the interests of its shareholders.

These guidelines are included in the Policy, which is periodically updated by the Committee.

One of the principal objectives of the Policy is to align executive compensation with the financial performance of the Corporation. The following tables present changes in certain financial parameters and compensation of Mr. François J. Coutu, President and Chief Executive Officer.

	Performance during fiscal year (in millions of $)
Parameters	2017	2016	2015	2014	2013
Revenue	2,977.9	2,854.8	2,813.6	2,733.3	2,739.5
OIBA (1)	311.2	331.3	331.9	334.5	323.0

(1)	Operating income before amortization.

	Compensation ($)
Components	2017	2016	2015	2014	2013
Base salary	1,003,936	962,982	959,247	916,975	892,818
Annual bonus (1)	921,269	966,641	1,033,871	1,026,095	996,385
Stock Appreciation Rights (SARs) (2)	263,043	193,478	197,137	156,952	114,125

Total direct compensation (3)	2,188,248	2,123,101	2,190,255	2,100,022	2,003,328

(1)	This table reflects the bonus “earned” during the fiscal year without taking into account the fact that the bonus was paid before or after the end of the fiscal year.
(2)	The fair value on the date of grant indicates the value of SARs during the indicated fiscal years based on the Black-Scholes model, including an adjustment for performance based on the Monte Carlo model. The Black-Scholes model is used because it allows for calculating theoretical fair market value of SARs using share values, dividends, interest rates, time remaining prior to exercise and estimated volatility. The Corporation then adjusts fair market value of SARs based on the Monte Carlo model. This method allows for calculation, based on a multiple probabilities model, of the percentage vesting of SARs to use to assess fair market value of SARs granted. The following data represent the hypotheses used in the evaluation of the price of SARs according to the Black-Scholes model:

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	2017	2016	2015	2014	2013
Anticipated annual dividend	2.34%	2.34%	1.50%	1.85%	1.90%
Anticipated volatility	25.63%	23.55%	19.00%	16.45%	17.02%
Risk-free interest rate	0.91%	0.37%	0.94%	1.19%	1.29%
Anticipated duration (years)	3.5	3.5	3.5	3.5	3.5

(3)	Excluding the value of pension plans.

Compensation and Equity

The Board of Directors of the Corporation takes equity into account in the compensation of all its employees and ensures application of and strict compliance with the compensation policies approved for all employees.

Under these policies, the compensation of all employees, including Executive Officers, is determined on a relative basis:

•	first, taking internal equity into consideration: by comparing positions according to their responsibilities, requirements and competencies and the number of years the incumbent has held the position;

•	but also taking external equity into consideration: by benchmarking against the reference market.

The compensation policy applicable to all the Corporation’s employees meets all the requirements of internal equity and of pay equity legislation, as set out in the Pay Equity Act.

In order to comply with the Pay Equity Act, the Corporation has adopted an evaluation method for all positions that complies with each and every one of the parameters fixed by the Quebec Pay Equity Commission. The Corporation ensures that pay equity is maintained by evaluating new positions that are created over the years and by systematically re-evaluating positions whose responsibilities or requirements change. Pay scales have been established that take into consideration the relative value of each position and ensure that the same scale applies to positions of equal value, regardless whether positions are predominantly male or female.

For all positions, including executive positions, the Corporation’s goal is to maintain target compensation corresponding to the median in the reference market.

Incentive pay for management employees, including Executive Officers, is determined according to the Corporation’s financial and corporate objectives and takes the Corporation’s performance into consideration.

The percentage annual salary increase granted to Executive Officers of the Corporation is the same as that granted to the Corporation’s employees as a whole. At all levels, higher salary increases will generally only be awarded if the employee’s responsibilities are increased or in case of a promotion.

Lastly, the Corporation’s policy is to ensure that all the Corporation’s employees have opportunities to move up to higher positions and thus obtain higher compensation that reflects their contribution.

Analysis of Executive Compensation

During the 2015 fiscal year, the Committee retained the services of PCI to conduct an analysis of the compensation of the Executive Officers and certain other officers and to provide advice in such respect to the Committee. This analysis and advice included, without limitation, benchmarking the compensation and reviewing of the Policy and compensation programs, including short-term and long-term incentive plans and retirement plans applicable to all Executive Officers of the Corporation and certain other officers. It also included a review of the share ownership guidelines applicable to Executive Officers.

The comparable group used by the Corporation for the analysis of executive compensation was thus revised in 2015 and, in accordance with the Compensation Policy, has been determined based on the following selection criteria:

•	Canadian companies with annual revenues of over $1.4 billion and annual median revenues close to the Corporation’s sales (about $3 billion).

•	Companies forming part of industries comparable to that of the Corporation, i.e. distribution, retail sales or consumer goods.

•	Companies meeting one or more of the following criteria:

•	be listed on a stock exchange and be independent (not a subsidiary of another company);

•	be a Canada-wide company;

•	have a significant shareholder (family company);

•	have its head office in Quebec.

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The Committee believes that the key issues related to its executive compensation probably resemble those of the companies that form the comparable group. The group is updated from time to time to reflect changes in the companies that form the group.

The following 12 companies constitute the benchmarking:

• Hudson’s Bay Company	• Colabor Group Inc.

• Dollarama inc.	• Empire Company Ltd.

• Industries Lassonde inc.	• Canadian Tire Corp.

• North West Company	• Métro Inc.

• Reitmans Canada Limited	• Leon’s Furniture Limited

• Sears Canada Inc.	• Uni-Select Inc.

Compensation Risk Management

The Corporation proactively manages the risks related to its compensation policies and practices. The purpose of such proactive management is to ensure that no compensation program or practice of the Corporation, whether alone or in relation with other programs and practices, prompts the Corporation’s employees to adopt behaviour that could have a material adverse effect on the Corporation’s results.

The members of the Committee consider the potential consequences of the risks associated with the Policy and the incentive plans implemented. With the potential risks in mind, the Committee reviews the Corporation’s policies and practices with respect to the compensation of the Corporation’s other employees.

The Committee relies on the recommendations of compensation experts to assess, choose and develop compensation practices and plans that prevent Executive Officers from taking risks that are inappropriate or excessive for the Corporation.

The Committee has implemented a grid to assess the Corporation’s executive compensation practices that allows the Corporation to identify the various sources of compensation-related risk. The risk assessment is carried out based on an analytical framework that makes it possible to review the various aspects of the Corporation’s compensation plans, the interaction between the plans and the underlying governance process.

With respect to the Corporation’s employees other than Executive Officers, their compensation is composed of a base salary and, in some cases, a bonus plan. The Corporation’s compensation practices for such employees are described in a compensation policy that aims for compensation around the median of the reference market. The bonus plan is based on an individual performance assessment in relation to objectives set for each employee covered by such a plan and a component based on the Corporation’s financial performance measured in terms of OIBA growth. The plan includes a maximum expressed as a percentage of the base salary. The Committee concluded that there is no significant risk related to the practices and policies currently in place for employees of the Corporation other than Executive Officers.

The Corporation’s compensation policies and plans encompass all significant aspects of all its employees’ compensation aspects of all of its employees. The compensation governance rules are clearly defined and rigorously applied by the Corporation’s management under the supervision of the Committee and the Board of Directors.

The performance objectives and criteria used for compensation purposes are generally linked to the Corporation’s business plan and objectives and are established and verified in order to ensure that the employees who benefit from it do not take any risks that are inappropriate or excessive for the Corporation.

Moreover, all of the Corporation’s risks and uncertainties, which might include, if applicable, compensation-related risks, are regularly assessed as part of the Corporation’s risk management program. If any compensation-related risks were to be identified, they would be submitted to the members of the Board of Directors for their consideration and would be disclosed quarterly in the Management’s Discussion and Analysis of the Corporation.

In connection with the analysis of the risks related to the Policy, the Committee noted that the lack of a recovery policy could represent a risk for the Corporation, as it was possible for a significant portion of the compensation to be paid in a context of inaccurate calculation basis. The Board of Directors therefore amended the Policy in order to include the terms and conditions of a policy to recover any sums paid under variable compensation plans in the event of a major restatement of the financial statements in specific circumstances.

At the end of the 2017 fiscal year, the Committee had not identified any risk arising from the Corporation’s compensation policies and practices reasonably likely to have a material adverse effect on the Corporation. In view of the nature of the Corporation’s operations, the Committee is of the opinion that it has a low exposure to compensation-related risks.

Components of Executive Compensation

Executive compensation is comprised of the following:

•	Base salary;

•	Short-term incentive compensation: annual bonus;

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•	Long-term incentive compensation: share purchase options, stock appreciation rights or performance based shares;

•	Base retirement plan and supplemental retirement plan; and

•	Benefits and group insurance plans.

The relative weighting assigned to the base salary and bonuses varies depending on the level and nature of the Executive Officer’s position within the organization.

1) Base Compensation

The base salary of each Executive Officer is determined in accordance with a salary structure anchored around the market median where the salary of each officer is positioned taking into account:

•	the reference salary determined by comparing the employees of the same level with each other;

•	the executive’s particular situation; and

•	the Corporation’s budgetary constraints.

The salary progression within this structure, which is assessed annually, but which may also be assessed at any other time depending on the circumstances, is based on evaluation criteria related to four specific dimensions:

•	Skills: encompassing the necessary experience and knowledge depending on the roles and responsibilities of the relevant position;
•	Impact: taking into account the ability to influence to achieve results as well as strategic communication;

•	Conduct: alignment with the Corporation’s values, which are leadership, integrity, professionalism, creativity, innovation, team spirit, team work, performance, excellence, responsibility, autonomy and quality; and

•	Involvement: representing reliability and regularity of performance, effort employed, results achieved and sustained performance.

2) Short-term Incentive Compensation

Short-term incentive compensation includes bonuses, which, in accordance with the corporate culture of the Corporation, are aimed at recognizing the achievement of objectives, encouraging team spirit among Executive Officers and stimulating the creation of value for the shareholders of the Corporation.

The Policy provides that the bonus is established taking into account the objectives set by the Corporation and the individual contribution of each Executive Officer. The bonus is expressed as a percentage of the annual base salary.

Bonus payments may be higher than target levels, not exceeding the maximum level, if the results exceed the objectives. Payments are also subject to weightings of a financial target and individual performance targets, determined as follows for each position:

Position	Target Bonus as a % of base salary			Maximum Bonus as a % of base salary
	Individual target	Financial target	Total	Individual targets	Financial target	Total
President and Chief Executive Officer	30%	70%	100%	30%	105%	135%
Executive Vice-President	18%	42%	60%	18%	62%	80%
Vice-President	15%	35%	50%	15%	45%	60%

In accordance with the Policy, the Board of Directors may, at its discretion and upon the Committee’s recommendation, award a special bonus to an Executive Officer under certain conditions in order to acknowledge special efforts or accomplishments. It may also reduce the bonus recommended for an Executive Officer where it believes that such bonus is not justified in light of the performance of the Executive Officer.

Financial objective of the NEOs

The bonus paid to the NEOs for the financial objective is calculated as follows:

Base salary x target bonus as a % of base salary x

percentage of financial objective achieved

For the 2017 fiscal year, the portion of the bonus based on the financial objective was determined based on the operating income before amortization (OIBA) of the Corporation, namely $311.2 million, which was reduced to exclude certain unusual

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items. The OIBA achieved and adjusted for the fiscal year was $304.4 million. The $6.8 million in adjustments mainly represent non-operational items that do not affect the assessment of NEOs performance, such as the impact of changes in the market price of the Corporation’s shares on share-based compensation and gains and losses on disposals of property, plant and equipment.

To determine the extent to which the financial objective has been achieved, the Board of Directors, upon the Committee’s recommendation, establishes at the beginning of the year an OIBA growth scale based on achievement of an OIBA target determined by considering the Corporation’s budget. The achieved and adjusted OIBA during the 2017 fiscal year represented 100.5% of the OIBA target. For each percentage point of achieved and adjusted OIBA, the percentage of the target achieved is increased by 5%. Consequently, for the achieved and adjusted OIBA of 100.5% of the OIBA target for the 2017 fiscal year, each NEO achieved 102.5% of the financial objective.

The table below shows the calculation of the percentage of the bonus paid for the financial objective for the 2017 fiscal year by position of the Named Executive officer:

Position	Target Bonus as a% of base salary (i)	Percentage of financial objective achieved (ii)	Weighting of objective achieved as a % of base salary (1) (i) X (ii)
President and Chief Executive Officer	70%	102.5%	71.75%
Executive Vice-President	42%	102.5%	43.05%

(1)	The weighting of the objective achieved as a percentage of base salary is capped at the maximum percentage of base salary allowed for the financial objective bonus, namely 105% for the President and Chief Executive Officer and 62% for the Executive Vice-Presidents.

Individual objectives of the NEOs

Regarding the portion of the bonus that is tied to achievement of specific individual objectives, those objectives are established at the beginning of the fiscal year, upon the recommendation of the President and Chief Executive Officer (or the Board of Directors, for the President and Chief Executive Officer). The level of achievement of these objectives is measured at year-end, on the basis of the percentages previously allocated to the different objectives.

In keeping with the Corporation’s risk management principles, the individual objectives established must not, at any time, encourage or cause such Executive Officer to take actions or make decisions that could constitute an inappropriate risk for the Corporation.

In general, the objectives should reflect the main attributes for the position and the current and future needs of the Corporation in line with the business plan, as well as, if applicable, any progress to be achieved in terms of personal development. There is no maximum to the number of objectives that may be fixed, provided they are achievable given the nature of the task to be accomplished. The results to be achieved should be realistic given the time involved, resources and other duties which must be performed.

The bonus paid to the NEOs in relation to the individual objectives is calculated using the following formula:

Base salary x target bonus as a % of base salary x

percentage of individual objectives achieved

The percentage of base salary represented by the target bonus paid in relation to the individual objectives is 30% for the President and Chief Executive Officer and 18% for the Executive Vice-Presidents. The achievement of the each individual objective of each NEO is quantified when performance is assessed and the percentage of the individual objectives achieved is the sum of the percentages achieved for the respective objectives.

From fiscal year 2017, the individual performance of officers, including NEOs, was evaluated taking into account the evolution of certain major files for the Corporation during the fiscal year, including that of the operation of the new distribution centre in Varennes.

Assessment and total short-term incentive compensation paid to the NEOs

The Board of Directors has assessed the performance of the President and Chief Executive Officer, Mr. François J. Coutu, with respect to his individual objectives for the 2017 fiscal year. These objectives were related to development and strategic planning projects as well as the management of the implications of regulatory changes affecting the Corporation. The Board of Directors has determined that the objectives of the President and Chief Executive Officer have been satisfactorily met. Based on the achievement of the Corporation’s financial objective and the assessment of his individual performance, a total bonus of $961,269 has been paid to the President and Chief Executive Officer for the 2017 fiscal year.

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The President and Chief Executive Officer has assessed the performance of the Executive Vice-President, Finance and Corporate Affairs, Mr. André Belzile, with respect to his individual objectives for the 2017 fiscal year. These objectives were related to financial planning of operations, corporate finance matters and the financial monitoring of the new distribution centre in Varennes. It has been determined that Mr. Belzile’s objectives have been satisfactorily met. In light of the achievement of the Corporation’s financial objective and the assessment of his individual performance, a total bonus of $296,271 has been paid to Mr. Belzile for the 2017 fiscal year.

The President and Chief Executive Officer has assessed the performance of the Executive Vice-President, Purchasing and Marketing, Mr. Alain Lafortune, with respect to his individual objectives for the 2017 fiscal year. These objectives were related to revenue improvement, the development of private and exclusive brands as well as projects relating to distribution. It has been determined that Mr. Lafortune’s objectives have been met in an acceptable manner. In light of the achievement of the Corporation’s financial objective and the assessment of his individual performance, a total bonus of $244,754 has been paid to Mr. Lafortune for the 2017 fiscal year.

The President and Chief Executive Officer has assessed the performance of the Executive Vice-President, network/exploitation management, Mr. Normand Messier, with respect to his individual objectives for the 2017 fiscal year. These objectives were related to managing real estate operations, expansion of the network and relations with franchisees. It has been determined that Mr. Messier’s objectives have been satisfactorily met. In light of the achievement of the Corporation’s financial objective and the assessment of his individual performance, a total bonus of $258,941 has been paid to Mr. Messier for the 2017 fiscal year.

The President and Chief Executive Officer has assessed the performance of the president of Pro Doc, Mr. Marcel A. Raymond, with respect to his individual objectives for the 2017 fiscal year. These objectives were related to the achievement of financial results, inventory planning and business development for Pro Doc. It has been determined that Mr. Raymond’s objectives were met in a very satisfactory manner. In light of the achievement of the Corporation’s financial objective and the assessment of his individual performance, a total bonus of $260,091 has been paid to Mr. Raymond for the 2017 fiscal year.

Payment

Bonuses are paid in a single instalment after the end of the fiscal year, after being determined based on the OIBA achieved and adjusted at the end of the said year and the assessment by the immediate superior of the level at which the individual objectives have been achieved.

3) Long-term incentive compensation

Stock Options

The Executive Officers of the Corporation enjoy a fixed price stock option plan (the “Stock Option Plan”) in order to, in particular, (i) align incentives for Executive Officers with the interests of shareholders, (ii) encourage share ownership and (iii) encourage the Corporation’s long-term growth.

Under the Stock Option Plan, participants are granted options that can be exercised to purchase Subordinate Voting Shares on payment of the subscription price. The options may be exercised cashless if the Executive Officer chooses to sell his or her shares underlying the exercised options.

No optionee may hold options to purchase more than 5% of the number of issued and outstanding shares of the Corporation and the number of shares which can be issued (or reserved for the purposes of issuance) to insiders under any share-based remuneration arrangement may not at any time exceed 10% of the number of issued and outstanding shares. In addition, the number of shares issued to insiders under any share-based compensation arrangement over a period of one year may not exceed 10% of the number of issued and outstanding shares.

If a change of control of the Corporation were proposed, the Board of Directors could decide how all options granted under the Stock Option Plan but not yet vested would be treated. For example, the Board of Directors could require accelerated vesting of such options.

The level of the grant varies based on the position held by the Executive Officer. The performance, level of responsibility and individual contribution of an Executive Officer, as well as grants in previous years, may also be taken into account in determining a grant.

The Board of Directors, upon recommendation of the Human Resources and Compensation Committee, manages the Stock Option Plan, designates the optionees and updates a policy which sets the amount of shares covered by each option. The Board is also responsible for determining the vesting date and related rights, and establishing the exercise price, the expiration date and any other terms and conditions relating to each option, as the case may be, in conformity with the applicable securities legislation.

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Unless otherwise determined by the Board of Directors, upon recommendation of the Human Resources and Compensation Committee, options terminate upon the earlier of the following dates:

1)	The date established by the Board of Directors;

2)	60 days following the date on which (i) the optionee resigns or voluntarily leaves his/her employment with the Corporation or one of its subsidiaries, or (ii) retires and has not yet accumulated five years of continuous service with the Corporation or one of its subsidiaries at the time of retirement;

3)	the date of termination of the optionee’s employment for just cause;

4)	six months following the date on which the optionee’s employment with the Corporation or one of its subsidiaries, as the case may be, is terminated for any other reason or cause, including death, disability, illness, or where the optionee retires and has accumulated at least five years of continuous service with the Corporation or one of its subsidiaries at the time of retirement.

The Stock Option Plan further provides that the options may not be assigned, encumbered, pledged, transferred or disposed of in any way other than by will or in accordance with succession law.

The Stock Option Plan provides that the Directors may, upon recommendation of the Human Resources and Compensation Committee, amend the Stock Option Plan in whole or in part, provided that any change regarding: (i) increasing the maximum number of shares that can be authorized pursuant the Stock Option Plan (ii) reducing the subscription price of an option (iii) extending the term of an option and (iv) reducing the period permitted to exercise options previously granted, other than for the options under the offers for shares of the Stock Option Plan, must be approved by holders of a majority of the shares in question. Therefore, the directors may, upon receipt of required regulatory approvals, if any, in their sole discretion, make any other changes to the Stock Option Plan that are not provided above. Without limiting the generality of the foregoing, the directors could: (i) amend the Stock Option Plan in any administrative or clerical way or in order to clarify a provision, (ii) amend the terms for the exercise of the options, (iii) amend the conditions governing the cancellation of options, that is to say in case of termination of employment, disability, death or retirement and (iv) terminate the Stock Option Plan.

The Stock Option Plan is periodically reviewed by the Committee to ensure it meets the Corporation’s objectives.

The rights and obligations of the Corporation and its Executive Officers with regard to the granting of stock options, as well as the conditions relating to the exercise thereof, are more fully described in the following table and in the letter given to each Executive Officer with the annual grant of stock options.

The following table shows the main terms and conditions that apply to the Stock Option Plan:

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General terms and conditions of the Stock Option Plan and option grants
Subject shares	The number of shares issuable under the Stock Option Plan may not exceed 10,000,000 shares of the Corporation

Participants	Executive officers other than members of the significant shareholder’s family

Grant date	Set in advance by the Board of Directors (upon the Committee’s recommendation) on an annual basis (usually in December)

Term	• Options granted before January 1, 2012: 10 years (maximum period under the Stock Option Plan)

• Options granted since January 1, 2012: 7 years (period determined by the Board of Directors)

Vesting type	• Options granted before January 1, 2012: in annual blocks of 20% each(1)

• Options granted since January 1, 2012: in annual blocks of 25% each(1)

Price at grant(2)	Cannot be lower than the average volume-weighted price of the shares on the Toronto Stock Exchange for the 5 trading days immediately preceding the option grant date

Grant range	The number of options to be issued is subject to ranges provided under the Policy:

• Options granted before January 1, 2015: grants are determined within a range between zero and one times base salary for Executive Vice-Presidents who are NEOs

•     Options granted since January 1, 2015:(3) grants are determined by individual position for predetermined periods and within a range between zero and 0.25 times base salary for Executive Vice-Presidents who are NEOs

Number

•     Options granted before January 1, 2015: equal to the following formula: Base salary/average weighted price of the shares on the Toronto Stock Exchange for the 5 trading days immediately preceding the option grant date (4)

•     Options granted since January 1, 2015:(3) equal to the following formula: Base salary/Black-Scholes theoretical value of a 7-year option at the first grant determination date for the predetermined period.

(1)	The first block may be exercised as of the grant date.
(2)	The Corporation does not re-price or replace the options if the share price declines after the grant date. However, as decided by the Board of Directors of the Corporation on October 8, 2013 and ratified by the shareholders on July 8, 2014, the exercise price of the stock options held by Executive Officers of the Corporation on November 25, 2013 was reduced by $0.17 in order to compensate the optionees for the loss in value suffered owing to payment of a special dividend of $0.50 on December 2, 2013. Under the Stock Option Plan, no dividend is credited or paid to optionees when cash dividends are paid on the Corporation’s shares, even though the value of the options is affected by such dividends.
(3)	The grant formula was amended as of January 1, 2015 to maintain the compensation of Executive Officers in line with the Policy, giving effect to the recommendations of the compensation study conducted by PCI during the 2015 fiscal year.
(4)	In order to ensure that the Executive Officers do not receive a greater number of options than under the previous annual grant due solely to a decrease in the Corporation’s share price, the share price used to determine the number of options to be issued cannot be less than the share price used for the previous annual option grant.

Since the inception of the Stock Option Plan, the Board of Directors of the Corporation has granted, taking into account subdivisions, a total of 10,495,214 options, 2,122,823 of which have been cancelled, 7,633,198 of which have been exercised and 739,193 of which are still outstanding. The stock options granted pertain solely to Subordinate Voting Shares and represent less than 5% of the total outstanding shares.

During the 2017 fiscal year, a total of 200,963 stock options with an exercise price of $20.43 were granted to a total of ten participants in the Stock Option Plan. These option grants represent 0.11% of the total outstanding shares of the Corporation as at April 26, 2017.

Information Regarding the Equity Compensation Plan

The following table summarizes, as at March 4, 2017, the compensation plans pursuant to which equity securities of the Corporation may be issued.

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Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (1)
Equity Compensation Plan	739,193	$19.95	1,627,609
approved by securityholders	(or 0.92% of the number of issued and outstanding Subordinate Voting Shares)		(or 2.03% of the number of issued and outstanding Subordinate Voting Shares)

(1)	Ten million Subordinate Voting Shares of the Corporation may be issued under the Stock Option Plan.

The Corporation has also established a Performance-based Share Plan. The applicable regulations in that regard do not require that this plan be approved by the shareholders. Its terms are described on page 31 of this Circular. No equity securities of the Corporation may be issued under this plan.

Stock Appreciation Rights Plan

In 2008, the Corporation introduced a stock appreciation rights plan (the “SAR Plan”) for the Executive Officers who are members of the significant shareholder’s family.

Among the NEOs, only the President and Chief Executive Officer is entitled to Stock Appreciation Rights (“SARs”).

The rights and obligations of the Corporation and its Executive Officers with respect to the granting of SARs, and the terms and conditions relating to the vesting of such SARs, are set out in the SAR Plan and in the SAR grant agreement delivered to each Executive Officer with the annual grant of SARs.

The SAR Plan provides that if a change of control of the Corporation is proposed, the Board of Directors may, to the extent that it deems necessary or fair to do so and at its sole discretion, decide how the SARs granted under the SAR Plan and not vested will be dealt with. For example, the Board of Directors may require accelerated vesting of such SARs and a shorter period to fulfill any conditions or restrictions related to such vesting.

Under the SAR Plan, no dividend is credited or paid to SARs holders when cash dividends are paid on the Corporation’s shares.

Annual grants

The number of SARs granted to each eligible Executive Officer (a member of the significant shareholder’s family) is determined, within the range provided for in the Policy, by dividing their base salary as of the date of the grant by the Black-Scholes theoretical value of a SAR with a term of 3.9 years. The following table shows the terms and conditions of SARs grants to the President and Chief Executive Officer of the Corporation during the past five years.

Year of grant	Date of grant	Base salary (1)	Grant level (2)	Weighted average share price (exercise price)		Number of SARs granted
2013	January 18, 2013	$913,025	200% of base salary(2)	$14.87	(5)	121,410
2014	January 17, 2014	$935,850	200% of base salary(2)	$18.60		100,610
2015	January 16, 2015	$959,247	Average of preceding 3 years’ grants(3)	$25.01		118,757
2016	January 15, 2016	$980,830	50% of base salary(4)	$17.45		134,360
2017	January 16, 2017	$1,005,350	50% of base salary(4)	$20.43		137,719

(1)	In effect at the time of grant.
(2)	According to the Policy in force when these grants were made, they were made within a range between 0 and 2X base salary divided by the volume weighted average share price of the Corporation on the Toronto Stock Exchange during the five trading days immediately preceding the SARs grant date. (In order to avoid Executive Officers receiving a greater number of SARs than under the previous annul grant year due only to the decrease in the Corporation’s share price on the stock exchange, the share price used to determine the number of SARs to be issued cannot be less than the share price used when SARs for the preceding year were granted.)
(3)	Further to the recommendations contained in the compensation study conducted by PCI during the 2015 fiscal year, the grant was calculated using an average of the grants for the three preceding years.
(4)	The grant is calculated as follows: 50% of base salary /Black-Scholes value of a SAR adjusted to reflect the performance conditions attributed to the SARs.
(5)	As approved by the Board of Directors on October 8, 2013, these exercise prices were exceptionally reduced by an amount of $0.17 to compensate for the loss in value of the SARs due to the payment of a special dividend of $0.50 on December 2, 2013.

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Vesting Criteria

SARs vest and may be exercised in full upon the expiry of the vesting period based on the performance objectives described in the following paragraphs and, as applicable, the corresponding vesting percentage.

These SARs vest based on the performance ranges of the following two financial measures, the results of which have equal weighting when determining the vesting percentage:

1.	The TSR (Total Shareholder Return) relative to a peer group. For the purposes of vesting, the reference TSR is based on the average TSR over a period of five consecutive days during the 90 days preceding the vesting date. The period of five consecutive days used for comparison with the peer group is the one in which the Corporation’s TSR is highest when compared to its peers. The TSR for a given year is calculated on the basis of the following formula: (dividends paid on the share + Δ share price between the end and the beginning of the year)/share price at the beginning of the year.

2.	The growth rate of earnings per share (EPS) (EPSG) in relation to fixed targets, calculated on the basis of the following formula: EPSG 3 years = (EPS year 1 + EPS year 2 + EPS year 3) / (3 x EPS initial) - 1. The EPS is adjusted based on certain non-recurring and non-operating items over which the Executive Officers have no control, such as gains or losses on investments, unusual income tax adjustments or changes in the issued and outstanding capital stock of the Corporation.

	Performance range (1)
		50% of the TSR-related	50% of the EPSG-related grant vs a fixed target (3)
	SAR vesting	grant vs a peer group (2)	2013 grant	2014 to 2017 grants
Minimum	0%	< 25th percentile	< 0%	< 0%
Threshold	50%	= median (50th percentile)	= 8%	= 2.5%
Target	100%	= 75th percentile	= 16%	= 5%
Maximum	200%	> 90th percentile	> 24%	> 10%

(1)	There is interpolation between the performance levels, if applicable. As a result, where the actual performance is between two performance levels provided in the scale, SARs are vested on a pro rata basis (or gradually) between those levels.
(2)	The peer group consists of the companies in the comparison group of the Corporation for the purposes of a comparative analysis of compensation at the time of the grant.
(3)	These SARs will be vested and exercisable in full from the expiry date of the vesting period if the performance objectives described in the foregoing table are reached and considering that the formula to calculate the growth rate of earnings per share is as follows:

•	2013 grant: EPSG 2013-2016 = (EPS 2013 + EPS 2014 +EPS 2015) / (3 x EPS 2012)–1

•	2014 grant: EPSG 2014-2017 = (EPS 2014 + EPS 2015 +EPS 2016) / (3 x EPS 2013)–1

•	2015 grant: EPSG 2015-2018 = (EPS 2015 + EPS 2016 +EPS 2017) / (3 x EPS 2014)–1

•	2016 grant: EPSG 2016-2019 = (EPS 2016 + EPS 2017 +EPS 2018) / (3 x EPS 2015)–1

•	2017 grant: EPSG 2017-2020 = (EPS 2017 + EPS 2018 +EPS 2019) / (3 x EPS 2016)–1

Summary of outstanding grants—NEOs

The following table shows relevant information for SARs	granted to the President and Chief Executive Officer that were outstanding at any time during the 2017 fiscal year:

Year of	Number of			Vested as at	Exercise
grant	SARs granted	Vesting date	Maturity date	March 4, 2017	Date	Realized gain (1)
2013	121,410	January 18, 2016	December 31, 2016	65.6% of vesting threshold attained (2)	November 23, 2016	$426,101
2014	100,610	January 17, 2017	December 31, 2017	89.8% of vesting threshold attained (3)	—	—
2015	118,757	January 16, 2018	December 31, 2018	Threshold to be determined at the vesting date (4)	—	—
2016	134,360	January 15, 2019	December 31, 2019	Threshold to be determined at the vesting date (4)	—	—
2017	137,719	January 16, 2020	December 31, 2020	Threshold to be determined at the vesting date (4)

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(1)	Before application of tax deductions.
(2)	As at January 18, 2016, 68.8% of the TSR-related vesting criterion was attained and 62.4% of the EPS-growth-related vesting criterion was attained, for a total vesting rate of 65.6% or 79,645 SARs.
(3)	As at January 17, 2017, 52.6% of the TSR-related vesting criterion was attained and 127% of the EPS-growth-related vesting criterion was attained, for a total vesting rate of 89.8% or 90,348 SARs. As at April 26, 2017, these SARs have not yet been exercised.
(4)	The Corporation is not providing any estimate of the vesting rate for SARs granted at this date because such estimate would involve the use of forward-looking information or information that is not known to the Corporation at this point in the vesting period of these SARs. However, the summary compensation table on page 34 of this Circular includes an estimate of the value of the SARs awarded to the President and Chief Executive Officer.

Performance-based Share Plan

In accordance with the Policy, a performance-based share plan (“PBS”) (the “PBS Plan”) was implemented for Executive Officers. The purpose of the Plan, which is for the benefit of the NEOs, save and except for the President and Chief Executive Officer, is to compensate the Corporation’s Executive Officers for their contribution to the creation of economic value for the Corporation and its shareholders.

The Board of Directors may grant shares annually, upon the Committee’s recommendation, with the share grants expressed as a percentage of the annual base salary and based on the average weighted price of the Corporation’s shares on the Toronto Stock Exchange for the five days preceding the date of the grant. In order to avoid the Executive Officers receiving a greater number of PBSs than under the previous annual grant due solely to a decrease in the Corporation’s share price on the stock exchange, the share price used to determine the number of PBSs to be issued cannot be less than the share price used when PBSs for the preceding year were granted.

The level of the grant varies depending on the position held by the Executive Officer. Grants are established within a range representing between 0 and 0.25 times the base salary for Executive Vice-Presidents who are NEOs. In determining the grant criteria it recommends, the Committee may take into account the performance of an Executive Officer, his or her level of responsibility and individual contribution, and previous years’ awards.

The PBSs are vested in full as at the expiry of the vesting period if the Corporation’s performance objectives described below are achieved and, if applicable, based on the relevant vesting percentage.

Dividends are credited in shares to the PBS holder’s account where cash dividends are paid on the Corporation’s shares.

The PBSs vest based on the performance ranges of the following two financial measures, the results of which have equal weighting in the determination of the vesting percentage:

1.	The TSR (Total Shareholder Return) relative to a peer group. For the purposes of vesting, the reference TSR is established based on the average TSR over a period of five consecutive days during the 90 days preceding the vesting date. The period of five consecutive days used for comparison with the peer group is the one in which the Corporation’s TSR is highest when compared to its peers. The TSR for a given year is calculated on the basis of the following formula: (dividends paid on the share + Δ share price between the end and the beginning of the year)/share price at the beginning of the year.

2.	The growth rate of earnings per share (EPS) (EPSG) in relation to fixed targets, calculated on the basis of the following formula: EPSG3 Years = (EPSYear 1 + EPSYear 2 + EPSYear 3) / (3 x EPSinitial) – 1. The EPS is adjusted based on certain non-recurring and non-operating items over which the Executive Officers have no control, such as gains or losses on investments, unusual income tax adjustments or changes in the issued and outstanding capital stock of the Corporation.

	Performance range (1)
			50% of the EPSG-related grant
		50% of the TSR-related grant	vs a fixed target (3)
	PBS vesting	vs a peer group (2)	2013 grant	2014 to 2017 grants
Minimum	0%	< 25th percentile	< 0%	< 0%
Threshold	50%	= median (50th percentile)	= 8%	= 2.5%
Target	100%	= 75th percentile	= 16%	= 5%
Maximum	150%	> 90th percentile	> 24%	> 10%

(1)	There is interpolation between the performance levels, if applicable. As a result, where the actual performance is between two performance levels provided in the scale, the PBSs are vested on a pro-rata basis (or gradually) between the two levels.

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(2)	The peer group consists of the companies in the comparison group of the Corporation for purposes of the comparative compensation analysis at the time of the grant.
(3)	The PBSs will vest and may be exercised in full as of the expiry of the vesting period if the performance targets described in the preceding table are achieved, considering that the formula for calculating earnings per share growth is as follows:

•	2013 grant: EPSG(2013-2016) = (EPS2013+ EPS2014 + EPS2015) / (3 x EPS2012)–1

•	2014 grant: EPSG(2014-2017) = (EPS2014+ EPS2015 + EPS2016) / (3 x EPS2013)–1

•	2015 grant: EPSG(2015-2018) = (EPS2015+ EPS2016 + EPS2017) / (3 x EPS2014)–1

•	2016 grant: EPSG(2016-2019) = (EPS2016+ EPS2017 + EPS2018) / (3 x EPS2015)–1

•	2017 grant: EPSG(2017-2020) = (EPS2017 + EPS2018 +EPS2019) / (3 x EPS2016)–1

The rights and obligations of the Corporation and its Executive Officers with respect to the granting of PBSs, as well as the conditions relating to the vesting of these PBSs, are set out in the PBS Plan and in the grant agreement delivered to each Executive Officer with the annual grant of PBSs.

During the 2013 fiscal year, 51,150 PBSs maturing on January 18, 2016 were granted to a total of twelve participants in the PBS Plan. At the maturity date, 68.8% of the TSR-related vesting criterion was attained and 62.4% of the EPSG-related criterion was attained, for a total vesting rate of 65.6%. Consequently, 36,663 shares held in trust were delivered to participants to whom PBS grants were made on January 18, 2013. Of this number, 3,108 shares were delivered as a dividend earned on the PBSs vested following the payment of cash dividends on the Corporation’s shares.

During the 2014 fiscal year, 37,940 PBSs maturing on January 17, 2017 were granted to a total of eleven participants. At the maturity date, 52.6% of the TSR-related vesting criterion was attained and 113.5% of the EPSG-related criterion was attained, for a total vesting rate of 83.1%. Consequently, 32,107 shares held in trust were delivered to participants to whom PBS grants were made on January 17, 2014. Of this number, 1,901 shares were delivered as a dividend earned on the PBSs vested following the payment of cash dividends on the Corporation’s shares.

During the 2015 fiscal year, 28,550 PSBs maturing on January 16, 2018 were granted to a total of eleven participants.

During the 2016 fiscal year, 31,970 PSBs maturing on January 15, 2019 were granted to a total of eleven participants.

Lastly, during the 2017 fiscal year, 29,310 PSBs maturing on January 16, 2020 were granted to a total of ten participants.

PSBs not vested at maturity will be cancelled.

The Corporation is not presenting any estimate of the actual vesting rate for PBSs granted on the date hereof because such estimate would involve the use of forward-looking information or information that is not known to the Corporation at this time. However, the summary compensation table on page 34 of this Circular includes an estimate of the value of the PBSs awarded to the NEOs.

At the time of each grant of PBSs, a number of shares equal to a certain percentage of the shares that may be granted to the holders of PBSs, if they are vested, are purchased on the secondary market. The purchased shares are held in a trust fund set up pursuant to a trust agreement entered into between the Corporation and Computershare Trust Company of Canada. Year after year, the number of shares held in trust will be adjusted where the trust is composed of shares that cannot and will not be vested under a PBS agreement due to an individual ceasing to be eligible or the expiry of the PBS because the performance objectives set out in the PBS agreement have not been met or for another reason. Moreover, additional shares are purchased on a regular basis in order to reflect the number of additional shares that may be granted to the holders of PBSs in connection with the payment of cash dividends on the Corporation’s shares. As at April 26, 2017, 100,655 shares are held in trust for purposes of the PSB Plan. These shares represent 0.05% of the total shares issued as at April 26, 2017.

No equity securities of the Corporation may be issued under this plan.

4) Defined Benefit Retirement Plans

The Corporation offers its Executive Officers, including the NEOs, two defined benefit pension plans funded entirely by the Corporation.

Firstly, a base pension plan (the “Registered Base Pension Plan”) set up on January 1, 2000 covering the years of service as of such date pursuant to which the maximum pension payable is determined by the Income Tax Act (Canada).

Secondly, a supplemental pension plan which covers the excess salary over the maximum salary allowed for tax purposes under the Registered Base Pension Plan.

In accordance with these plans, the Executive Officers designated therein are entitled to a life annuity at retirement, the amount of which is calculated as follows:

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•	for each year of service after January 1, 2000, the equivalent of 2% of the average salary of the best three consecutive years; and

•	for each year of service prior to January 1, 2000, the equivalent of 2% of the average salary of the best three consecutive years less $2,494 per year or any other greater amount specified by the Income Tax Act (Canada) as being the defined benefit limit during the year of retirement of the Executive Officer.

For Mr. François J. Coutu, a separate basic retirement plan was created in 2009, further to which the payable annuity is limited to the maximum annuity determined by the Income Tax Act (Canada). Furthermore, based on tax limitations applicable to registered basic plans, only the years of service of Mr. François J. Coutu subsequent to January 1, 1991 were recognized pursuant to this plan.

For the calculation of the life annuity, the years of service may not exceed 35 years. The life annuity granted by the plan is payable without reduction provided the Executive Officer is 60 years old or has 35 years of service and the death benefit after retirement is a 60% life annuity reversible to the spouse or, in the absence of an eligible spouse, a guarantee of the balance of 120 payments to the beneficiaries of the Executive Officer.

For a tabular analysis of these plans, see the table entitled “Defined Benefits Plan Table”.

5) Other Benefits

The Executive Officers benefit from a group insurance plan which includes life insurance, long-term disability insurance and medical and dental insurance for which the Corporation pays the entire premium. They are also entitled to an annual medical check-up. The Corporation also provides them with an automobile, the type of which depends on their position in the Corporation.

Share Ownership Guidelines for Executive Officers

As of January 1, 2012, the members of the Board of Directors implemented guidelines for the purpose of encouraging Executive Officers to invest in the Corporation by asking them to hold a certain number of shares so as to:

•	align the interests of Executive Officers with those of shareholders;

•	ensure that Executive Officers bear the same risk as shareholders;

•	ensure that Executive Officers are aligned with long-term value for shareholders; and

•	increase Executive Officers’ commitment towards the Corporation’s future.

These guidelines do not apply to Executive Officers who are members of the significant shareholder’s family because, in accordance with the Policy, such executives cannot hold shares in the Corporation.

In accordance with such guidelines, each Executive Vice-President who is a NEO must hold a number of shares equal to 1 1⁄2 times his annual base salary.

The threshold for each Executive Officer is determined and confirmed annually by the Corporate Secretary of the Corporation on the date the salary increase is awarded. To that end, the value of the shares is determined based on the higher of: (i) the cost of acquiring the shares for the Executive Officer; and (ii) the closing price of the shares on the stock exchange on the trading day preceding the valuation day.

Until an Executive Officer to whom the guidelines apply has reached the share ownership threshold, such executive must hold a number of shares the value of which equals 50% of the after-tax net gain realized in accordance with each of the long-term incentive plans from which he benefits. This rule does not apply to the options exercised by an Executive Officer if they were granted prior to January 1, 2012. The guidelines therefore do not provide for a minimum time limit within which Executive Officers must satisfy their obligation to hold shares, but it is expected that the share ownership threshold will be reached within a reasonable time while taking into account the obligation to hold shares at the time options or SARs are exercised.

Each Executive Officer must hold his minimum share ownership for as long as he holds a senior executive position within the Corporation.

Executive Officers are not authorized to use financial instruments of any type whatsoever to protect themselves from a decrease in the value of the shares they may eventually acquire under the Corporation’s incentive plans or the shares they already hold.

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The following table shows the extent to which the share ownership guidelines are respected in respect of the NEOs:

Name and position	Number of shares to be held for 2017 under the guidelines (1)	Number of shares held (2)
François J. Coutu	None	n/a
President and Chief Executive Officer
André Belzile	35,078	37,500
Executive Vice-President, Finance and Corporate Affairs
Alain Lafortune	30,590	13,116
Executive Vice-President, Purchasing and Marketing
Normand Messier
Executive Vice-President, Network /exploitation	30,590	15,456
Management
Marcel A. Raymond	30,590	14,347
President, Pro Doc

(1)	The market price used is that of December 31, 2016, i.e., $20.92.
(2)	The number of shares is as at April 26, 2017.

Compensation of NEOs

SUMMARY COMPENSATION TABLE

Name and position	Fiscal year	Salary ($)	Share- based awards (1) ($)	Option (2) /SAR – based awards (3) ($)	Non-equity incentive plan compensation (annual incentive plans) (4) ($)	Pension value (5) ($)`	All other compen- sation (6) ($)	Total compensation ($)
François J. Coutu	2017	1,003,936	n/a	263,043	961,269	(44,600)	—	2,183,648
President and Chief	2016	962,982	n/a	193,478	966,641	186,400	—	2,309,501
Executive Officer	2015	939,900	n/a	197,137	1,033,871	307,400	—	2,478,308
André Belzile	2017	488,533	55,468	105,212	296,271	150,400	—	1,095,884
Executive Vice-President,	2016	468,604	46,746	79,434	284,068	154,200	—	1,033,052
Finance and Corporate Affairs	2015	457,371	61,504	113,813	301,535	122,300	—	1,056,523
Alain Lafortune	2017	426,030	48,479	91,751	244,754	65,600	—	876,614
Executive Vice-President,	2016	408,651	40,768	69,272	246,784	119,000	—	884,475
Purchasing and Marketing	2015	398,855	53,602	99,253	261,629	89,800	—	903,139
Normand Messier	2017	426,030	48,479	91,751	258,941	149,600	—	974,801
Executive Vice-President,	2016	408,651	40,768	69,272	247,225	157,000	—	922,916
Network/exploitation management	2015	398,855	53,602	99,253	261,378	125,000	—	938,088
Marcel A. Raymond	2017	426,030	48,479	91,751	260,091	133,500	—	959,851
President, Pro Doc	2016	408,651	40,768	69,272	248,623	135,300	—	902,614
	2015	398,855	53,602	99,253	263,245	336,400	—	1,151,355

(1)	The fair value on the grant date indicates the value of PBSs granted during the fiscal year indicated and value is determined using the Monte Carlo model. This fair value does not differ from the fair value determined in accordance with International Financial Reporting Standards IFRS 2.

The following information represents the assumptions used to determine the PBS price according to the Monte Carlo model:

	2017	2016	2015
Anticipated annual dividend	$0.48	$0.44	$0.40
Anticipated volatility	25.64%	24.33%	19.33%
Risk-free interest rate	0.84%	0.30%	0.89%
Anticipated term (years)	3	3	3

The Monte Carlo model is used because it allows the theoretical fair value of a PBS to be calculated using the share price, as well as the anticipated dividends, interest rates, time remaining before exercise and volatility. This model also allows for calculation, based on a multiple probabilities model, the expected level of achievement of a performance condition which affects the vesting rate of the PBS to be used to establish the value of the PBS.

(2)	The fair value on the grant date indicates the value of options granted during the fiscal year indicated and value is determined using the Black-Scholes model. This fair value does not differ from the fair value determined in accordance with International Financial Reporting Standards IFRS 2.

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The following information represents the assumptions used to determine the value of the stock option price according to the Black-Scholes model:

	2017	2016	2015
Anticipated annual dividend	2.34%	2.34%	1.50%
Anticipated volatility	22.83%	22.06%	18.76%
Risk-free interest rate	1.08%	0.53%	1.06%
Anticipated term (years)	5	5	5

The Black- Scholes model is used as it allows the theoretical fair value of an option to be calculated using the share price, as well as the anticipated dividends, interest rates, time remaining before exercise and volatility.

(3)	For SARs granted to the President and Chief Executive Officer, the value was determined according to the Black-Scholes model including a performance adjustment according to the Monte Carlo model. The Black-Scholes model is used, because it allows for calculating theoretical fair market value of SARs using share values, dividends, interest rates, time remaining prior to exercise and estimated volatility. The Corporation then adjusts fair market value of SARs based on the Monte Carlo model which allows for calculation, based on a multiple probabilities model, of the percentage of vesting of SARs to be used to assess fair market value of SARs granted.

The following data represents the assumptions used for the evaluation of the SAR price according to the Black-Scholes model:

	2017	2016	2015
Anticipated annual dividend	2.34%	2.34%	1.50%
Anticipated volatility	25.63%	23.55%	19.00%
Risk-free interest rate	0.91%	0.37%	0.94%
Anticipated term (years)	3.5	3.5	3.5

(4)	This table reflects the bonus “earned” during the fiscal year without taking into account the fact that the bonus was “paid” prior to or after the end of the fiscal year.
(5)	This column includes all compensation relating to defined benefit plans. These include service costs for the fiscal year and other compensatory items.
(6)	As the total amount of other benefits (or bonuses) does not exceed the lesser of $50,000 or 10% of the base salary paid to each of the NEOs for the fiscal years indicated, this column has been left blank.

TABLE OF OPTIONS AND SARs EXERCISED DURING THE LAST FISCAL YEAR

	Securities acquired on exercise	Realized gain
Name	(number)	($)
François J. Coutu	79 645	426,101
André Belzile	n/a	n/a
Alain Lafortune	n/a	n/a
Normand Messier	n/a	n/a
Marcel Raymond	n/a	n/a

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INCENTIVE PLAN AWARDS TABLE

(OUTSTANDING SHARE- AND OPTION-BASED (OR SAR) AWARDS)

	Share-based awards				Option-based awards/SARs
	Shares or units of shares that have not vested (1)	Market or payout value of share-based awards that have not vested(2)	Market or payout value of vested share-based awards (not paid out or distributed) (3)	Vesting date	Securities underlying unexercised options/ SARs (4)	Option/SAR exercise price	Option/SAR expiration date	Value of unexercised in-the-money options/ SARs (2) (5)
	(number)	($)	($)		(number)	($)		($)
François J. Coutu	n/a	n/a	n/a	n/a	90,348	18.60	Dec. 31, 2017	117,452
					59,379	25.01	Dec. 31, 2018	0
					67,180	17.45	Dec. 31, 2019	164,591
					68,860	20,43	Dec. 31, 2020	0
					285,767			282,043
André Belzile	2,335	46,467	n/a	Jan. 16, 2018	7,385	14.87	Jan. 18, 2020	37,147
	2,385	47,462	n/a	Jan. 15, 2019	12,240	18.60	Jan. 17, 2021	15,912
	2,445	48,656	n/a	Jan. 16, 2020	31,970	25.01	Jan. 16, 2022	0
					32,689	17.45	Jan. 15, 2023	80,088
					33,507	20,43	Jan. 16, 2024	0
	7,165	142,585			117,791			133,147
Alain Lafortune	2,035	40,497	n/a	Jan. 16, 2018	6,440	14.87	Jan. 18, 2020	32,393
	2,080	41,392	n/a	Jan. 15, 2019	21,350	18.60	Jan. 17, 2021	27,755
	2,130	42,387	n/a	Jan. 16, 2020	27,880	25.01	Jan. 16, 2022	0
					28,507	17.45	Jan. 15, 2023	69,842
					29,220	20.43	Jan. 16, 2024	0
	6,245	124,276			113,397			129,990
Normand Messier	2,035	40,497	n/a	Jan. 16, 2018	6,440	14.87	Jan. 18, 2020	32,393
	2,080	41,392	n/a	Jan. 15, 2019	10,675	18.60	Jan. 17, 2021	13,878
	2,130	42,387	n/a	Jan. 16, 2020	27,880	25.01	Jan. 16, 2022	0
					28,507	17.45	Jan. 15, 2023	69,842
					29,220	20.43	Jan. 16, 2024	0
	6,245	124,276			102,722			116,113
Marcel A. Raymond	2,035	40,497	n/a	Jan. 16, 2018	5,407	14.87	Jan. 18, 2020	27,197
	2,080	41,392	n/a	Jan. 15, 2019	10,675	18.60	Jan. 17, 2021	13,878
	2,130	42,387	n/a	Jan. 16, 2020	27,880	25.01	Jan. 16, 2022	0
					28,507	17.45	Jan. 15, 2022	69,842
					29,220	20.43	Jan. 16, 2024	0
	6,245	124,276			101,689			110,917

(1)	Number of securities the NEO may obtain based on the higher of the minimum or achieved financial performance objectives, where applicable, at the end of the 2017 fiscal year.
(2)	This value is determined based on the number of securities the NEO may obtain based on the higher of the minimum or achieved financial performance objectives, where applicable, at the end of the 2017 fiscal year.
(3)	The PBSs granted have not yet reached the three-year vesting period.
(4)	This number refers to SARs granted to the President and Chief Executive Officer and the stock options granted to the other Executive Officers.
(5)	The value of each option is equal to the closing price of the Corporation’s Subordinate Voting Shares on March 4, 2017 ($19.90), less the option exercise price. The same methodology is used for the SARs granted to Mr. François J. Coutu.

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INCENTIVE PLAN AWARDS TABLE

(Value vested or earned during the year)

	Share-based awards—value vested during the year	Option/SAR-based awards—value vested during the year (1)	Non-equity incentive plan compensation—value earned during the year (2)
François J. Coutu	n/a	174,371	961,269
André Belzile	110,315	35,919	296,271
Alain Lafortune	96,248	31,325	244,754
Normand Messier	96,248	31,325	258,941
Marcel A. Raymond	96,248	31,325	260,091

(1)	The value of the rights upon vesting is equal, for each option vested during the fiscal year, to the closing price of the Corporation’s Subordinate Voting Shares on the vesting date less the exercise price of the option vested.
(2)	Represents the amounts paid under the short-term incentive compensation.

DEFINED BENEFITS PLAN TABLE (1)

	Years of credited service (2)		Annual benefits vested (3)		Defined benefit obligation at beginning of year (5)	Compensa- tory change (6)	Non- compensa- tory change (7)	Defined benefit obligation at end of year (8)
	Basic plan	Supple- mental plan	At year end ($)	At age 65(4) ($)	($)	($)	($)	($)
François J. Coutu	26.2	35.0	611,600	665,300	10,547,900	(44,600)	371,500	10,874,800
André Belzile	12.8	12.8	103,600	257,600	2,030,500	150,400	61,800	2,242,700
Alain Lafortune	17.2	23.8	167,100	167,100	2,862,700	65,600	76,500	3,004,800
Normand Messier	15.4	26.6	176,600	176,600	2,969,600	149,600	115,600	3,234,800
Marcel A. Raymond	12.3	12.3	86,100	171,500	1,699,900	135,500	48,100	1,881,500

(1)	The table shows the combined results of the basic plan and the supplemental plan.
(2)	The years of credited service in the supplemental plan start from the date of appointment as Vice-President, while in the basic plan they start only on January 1, 1991 for Mr. François J. Coutu and on January 1, 2000 or the date of joining, if later, for the Vice-Presidents. For Mr. Normand Messier, the total number of years of credited service (26.6 years) for the supplemental plan exceeds his actual number of years of service within the Corporation by 6 years (20.6 years). This difference results in an increase of $35,300 in the benefits payable at the end of the fiscal year.
(3)	Based on the current salary and the service credited at the end of the fiscal year or at age 65, as the case may be.
(4)	Mr. Normand Messier and Mr. Alain Lafortune were respectively aged 69.6 and 66.3 at the end of the fiscal year and the benefits payable were valued on that date.
(5)	The value of the obligation on February 27, 2016 has been discounted at an annual rate of 3.75%.
(6)	Includes the value of the service credited for the period from February 27, 2016 to March 4, 2017, as well as any gain or loss resulting from a variation in the salary that is different from the one anticipated.
(7)	Includes all variations of the obligation which are not compensatory, such as interest on the obligation for the period and the gains and losses associated with the experience of the plan.
(8)	The value of the obligation as at March 4, 2017 is discounted at an annual rate of 3.75%.

Other Post-Employment and Change of Control Benefits

The Corporation does not offer any post-retirement benefits other than benefits under the pension plans.

Furthermore, Messrs. François J. Coutu, André Belzile and Marcel A. Raymond enjoy benefits in the event of termination of employment without cause or in cases of change of control. Pursuant to their respective agreements:

•	In the event that the Corporation terminates the employment of Mr. François J. Coutu, except for cause, he would be entitled, as liquidated damages, to a lump-sum amount equal to compensation received during his two most recent years of employment with the Corporation. Compensation shall include base compensation and short-term incentive compensation. Furthermore, in the event the employment of Mr. François J. Coutu is terminated as a result of any change of control of the Corporation, except for cause, he shall be entitled, as liquidated damages, to a lump-sum amount equal to compensation received, as previously calculated, for the three most recent years of employment with the Corporation.

•	In the event that the Corporation terminates the employment of Mr. André Belzile, except for cause, he

The Jean Coutu Group (PJC) Inc.  |  2017 Management Proxy Circular  |  37

would be entitled, as liquidated damages, to a lump-sum amount equal to twice his base salary.

•	In the event that the Corporation terminates the employment of Mr. Marcel A. Raymond, except for cause, he would be entitled, as liquidated damages, to a lump-sum amount equal to one time his base compensation and short-term incentive compensation, calculated on the basis of the percentage of such compensation paid to him during the three most recent years preceding the termination of his employment.

No terms and conditions, such as non-competition or confidentiality clauses, shall apply for the purpose of receiving such benefits.

The two remaining NEOs do not have contractual benefits in the event of termination of employment without good cause or in the event of change of control.

See the following table for further information regarding payments, amounts payable and estimated supplemental benefits for the benefits which would be paid in the event of a termination of employment and change of control. These amounts were calculated as at March 4, 2017.

ESTIMATED BENEFITS IN THE EVENT OF TERMINATION OF EMPLOYMENT (1)

	Retirement ($)	Voluntary departure ($)	Termination of employment following a change of control ($)	Termination of employment without good cause ($)	Termination of employment for good cause ($)
François J. Coutu	n/a	n/a	5,868,599	3,894,828	n/a
André Belzile	n/a	n/a	978,442	978,442	n/a
Alain Lafortune	n/a	n/a	n/a	n/a	n/a
Normand Messier	n/a	n/a	n/a	n/a	n/a
Marcel A. Raymond	n/a	n/a	686,130	686,130	n/a

(1)	In the event their employment is terminated, the NEOs will also receive the pension benefits described in the “Annual benefits vested at year end” column of the Defined Benefits Plan Table on page 37 of this Circular.

Rules of Conduct with Respect to the Trading of Corporation’s Securities by Insiders

The rules of conduct related to the trading of Corporation securities by insiders provide that officers may trade Corporation securities solely during a predetermined period and may not trade such securities where they hold material confidential information. Furthermore, officers of the Corporation shall obtain approval of the Corporation prior to any operation involving Corporation shares in any circumstances.

Performance-Based Compensation Analysis

The following graph compares the total cumulative return for $100 invested in Subordinate Voting Shares on February 28, 2012 with the cumulative return of two indices on the Toronto Stock Exchange for the last five fiscal years.

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Total shareholder return graph

Total return	2012	2013	2014	2015	2016	2017
• PJC.A shares	100	131	180	237	184	183
• S&P/TSX Composite Index	100	101	112	120	100	121
• S&P/TSX Capped Consumer Staples Index	100	128	157	227	256	254
• NEOs Compensation	100	96	100	105	100	107

The above graph compares changes in the total cumulative annual return for shareholders of the Corporation with the total cumulative annual return of the S&P/TSX Composite Index and S&P/TSX Capped Consumer Staples Index for the five fiscal year period ended March 4, 2017. It assumes an initial investment of $100 on February 28, 2012 and the reinvestment of all dividends as they are paid. It also shows the change in NEOs compensation over the same five-fiscal-year period. This compensation is defined as total direct compensation granted to NEOs, including salary, annual short-term incentive compensation and annual PBSs, stock options and SARs grants. The above graph shows that NEOs compensation has remained relatively stable and has not kept up with the growth in the return on PJC.A shares or of the two comparison indices. However, a large portion of the total compensation is awarded in the form of share-based incentive compensation and the actual payments associated with such awards are more closely tied to changes in the share price and dividend growth of the Corporation than is indicated by the above graph.

As described in the section entitled “Components of Executive Compensation,” a portion of the NEOs compensation is related to variable components, the value of which is aligned with the Corporation’s business plan and long-term shareholder interests.

The Committee is of the view that the NEOs compensation fosters sustainable growth and compensates properly the performance level achieved for the current year and in the long term. The performance targets established by the Corporation are demanding in light of the volatile economic conditions during the period.

The following table provides a comparison of the change in the total return for shareholders of the Corporation with the NEOs compensation and the change in the OIBA during the past five fiscal years.

The Jean Coutu Group (PJC) Inc.  |  2017 Management Proxy Circular  |  39

	2013	2014	2015	2016	2017
Change in total shareholder return (PJC.A) (%)	25.3	38.8	31.0	-22.1	-0.8
NEOs compensation (in $ millions)	5.1	5.3	5.5	5.3	5.6
OIBA (in $ millions) (1)	323	335	332	331	311
NEOs compensation as a percentage of OIBA (%)	1.6	1.6	1.7	1.6	1.8

(1)	The OIBA is calculated in accordance with International Financial Reporting Standards.

The above table shows changes in NEOs compensation compared with total shareholder return (“TSR”). Despite a drop in the Corporation’s share price during the past year (coinciding with a general downturn in the market for consumer staples), the value of an investment made in February 2012 grew by over 80% during the period. In addition, as shown by the graph indicating the annual change in the share value in relation to two relevant indices, the Corporation’s TSR broadly exceeded that of the broad market index for the five-year period. Also, it is important to note that a special dividend of $0.50 per share was paid during the 2014 fiscal year and there was a significant share buyback that represented 20% of the outstanding shares.

The above table also indicates that the annual NEOs compensation closely mirrors the OIBA. The OIBA is indeed a representative measure of the results over which the NEOs exercise control, especially since it is an important measure of the calculation of the annual bonus. During the past five years, the OIBA fluctuated upward before returning to its initial 2012 level at the end of fiscal year 2017, despite the difficulties facing retail merchants in

Quebec and Canada. NEO compensation has grown by an average of 1.3% annually. Furthermore, for the same period, we note that the ratio of the NEOs compensation relative to the OIBA remained annually between 1.6% and 1.8%.

Compensation of Directors

1) Directors’ Compensation Policy

The purpose of the Corporation’s Directors Compensation Policy is to: (i) recruit and retain the most competent individuals to sit on the Board of Directors of the Corporation and its committees, and (ii) offer compensation that is proportional to the risks and responsibilities associated with effective performance of a director’s duties.

For the 2017 fiscal year, the directors, other than Messrs. Jean Coutu and François J. Coutu, received an annual compensation based on the compensation policy as follows:

	Board of Directors		Human Resources and Compensation Committee		Audit Committee	Corporate Governance and Nomination Committee
Lump-sum amount as member	$55,100	(1)	$3,500	(2)	$3,500	$3,000
Lump-sum amount as Chair of a committee (3)	n/a		$12,000	(4)	$12,000	$6,000
Directors’ fee (5)	$2,000		$2,000		$2,000	$2,000

(1)	This amount was payable as of August 31, 2016. For the preceding quarters in the 2017 fiscal year, the lump-sum amount was $53,800.
(2)	For the first three quarters of fiscal year 2017, this lump-sum amount was $3,000.
(3)	For the Chair of each committee, this amount replaces the lump-sum amount payable to committee members.
(4)	For the first three quarters of fiscal year 2017, this lump-sum amount was $6,000.
(5)	Directors’ fees of $750 for meetings held by telephone.

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Mr. Jean Coutu, as Chairman of the Board, received a lump sum of $470,159 for the 2017 fiscal year, and received no other form of compensation from the Corporation.

Mr. François J. Coutu received no compensation as a director.

The Corporation offers no pension plan to its directors.

2) Deferred Share Unit Plan

The Corporation implemented a Deferred Share Unit plan for its directors who are not Executive Officers of the Corporation. This plan allows such directors to receive up to 100% of their total compensation in share units.

•	The value of a unit is calculated based on the weighted average price of Subordinate Voting Shares on the Toronto Stock Exchange during the last five trading days preceding the end of a quarter.

•	When a dividend is paid, additional units are credited to the account of the director in accordance with the actual amount of the dividend that would have been paid out if these had been shares rather than units.
•	The units are credited to the participating director’s account on the last day of the quarter.

•	For directors who participate in this plan and reside in Canada, these units are converted into cash only when the director’s term of office ends, regardless of the reason, in accordance with the price of the shares at that time.

•	No share is purchased or issued by the Corporation on behalf of the director when the plan is in effect or following the departure of the director. The units take the form of an accounting entry for the benefit of the director.

Compensation Paid to Directors

The following tables show the compensation paid to each director who is not an Executive Officer for the services rendered during the fiscal year ended March 4, 2017.

DIRECTORS’ COMPENSATION TABLE

	Lump-sum cash compensation of directors ($)	Lump-sum cash compensation of committee chairs ($)	Directors’ fees ($)	Total ($)	Deferred Share Units (DSU) (number)	Percentage of all compensation received in DSUs (%)		Other compensation ($)
Lise Bastarache	64,030	n/a	36,000	100,030	3,001	50	(1)	n/a
Jean Coutu	470,159	n/a	n/a	470,159	n/a	0		n/a
Marie-Josée Coutu	57,405	n/a	18,000	75,405	n/a	0		n/a
Michel Coutu	57,405	n/a	20,000	77,405	n/a	0		500,000	(2)
Sylvie Coutu	54,405	n/a	14,000	68,405	n/a	0		n/a
L. Denis Desautels	57,530	12,000	30,000	99,530	n/a	0		n/a
Marcel E. Dutil	57,905	n/a	20,000	77,905	5,629	100		n/a
Nicolle Forget	57,405	7,500	28,000	92,905	1,323	50	(3)	n/a
Michael Hanley	37,588	n/a	12,000	49,588	1,263	50	(4)	n/a
Robert Lacroix	61,030	n/a	30,000	91,030	835	0		n/a
Marie-J. Lamothe	35,838	n/a	8,000	43,838	1,117	50	(4)	n/a
Andrew T. Molson	56,030	6,000	24,000	86,030	2,270	50	(5)	n/a
Cora M. Tsouflidou	57,405	n/a	16,000	73,405	146	0		n/a
Annie Thabet	61,030	n/a	30,000	91,030	140	0		n/a

(1)	Ms. Lise Bastarache received 50% of her compensation in DSUs.
(2)	During the 2017 fiscal year, Mr. Michel Coutu received this compensation for services rendered to the Corporation in accordance with the terms and conditions of the consulting agreement entered into by and between Mr. Coutu and the Corporation on March 1, 2011.
(3)	Ms. Nicolle Forget received 50% of her compensation in DSUs for the first two quarters of the 2017 fiscal year.
(4)	Ms. Marie-Josée Lamothe and Mr. Michael Hanley have received 50% of their compensation in DSUs since their appointment on July 5, 2016.
(5)	Mr. Andrew T. Molson received 50% of his compensation in DSUs.

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INCENTIVE PLAN AWARDS TABLE

(Outstanding share-based or option-based (or SAR) awards)

Share-based awards

		Market or payout	Market or payout
	Shares or units of shares that	value of share-based awards that have	value of share-based awards that have vested
	have not vested	not vested	(not paid out or distributed)
	(number)	($)	($)
Lise Bastarache	n/a	n/a	415,054
Marie-Josée Coutu	n/a	n/a	n/a
Michel Coutu	n/a	n/a	n/a
Sylvie Coutu	n/a	n/a	n/a
L. Denis Desautels	n/a	n/a	n/a
Marcel E. Dutil	n/a	n/a	1,446,929
Nicolle Forget	n/a	n/a	97,032
Michael Hanley	n/a	n/a	25,133
Robert Lacroix	n/a	n/a	699,266
Marie-Josée Lamothe	n/a	n/a	22,228
Andrew T. Molson	n/a	n/a	98,804
Cora Mussely Tsouflidou	n/a	n/a	122,604
Annie Thabet	n/a	n/a	116,057

INCENTIVE PLAN AWARDS TABLE

(Vested value or value earned during the year)

Name	Award date	Option-based awards – value vested during the year ($)	Share-based awards – value vested during the year (1) ($)	Compensation under a non-share-based incentive plan – value earned during the year (2) ($)
Lise Bastarache (3)	May 28, 2016	n/a	13,913	n/a
	August 27, 2016		11,912
	Nov. 26, 2016		12,064
	March 4, 2017		12,126

	Total		50,015

Marie-Josée Coutu	n/a	n/a	n/a	n/a
Michel Coutu	n/a	n/a	n/a	n/a
Sylvie Coutu	n/a	n/a	n/a	n/a
L. Denis Desautels	n/a	n/a	n/a	n/a
Marcel E. Dutil (4)	May 28, 2016	n/a	20,325	n/a
	August 27, 2016		20,325
	Nov. 26, 2016		18,628
	March 4, 2017		18,628

	Total		77,906

Nicolle Forget (5)	May 28, 2016	n/a	12,850	n/a
	August 27, 2016		10,850

	Total		23,700

Michael Hanley(6)	August 27, 2016	n/a	6,167	n/a
	Nov. 26, 2016		9,314
	March 4, 2017		9,314

	Total		24,795

Robert Lacroix	n/a	n/a	n/a	n/a
Marie-Josée Lamothe(6)	August 27, 2016		6,167
	Nov. 26, 2016		7,876
	March 4, 2017		7,876

	Total		21,919

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INCENTIVE PLAN AWARDS TABLE

(Vested value or value earned during the year)

Name	Award date	Option-based awards – value vested during the year	Share-based awards – value vested during the year (1)	Compensation under a non-share-based incentive plan –value earned during the year (2)
		($)	($)	($)
Cora M. Tsouflidou (6)	n/a	n/a	n/a	n/a
Andrew T. Molson (7)	May 28, 2016	n/a	10,475	n/a
	August 27, 2016		10,475
	Nov. 26, 2016		11,001
	March 4, 2017		11,064

	Total		43,015

Annie Thabet	n/a	n/a	n/a	n/a

(1)	As indicated on page 41 of this Circular, the value of a unit is calculated based on the weighted average price of Subordinate Voting Shares on the Toronto Stock Exchange during the last five trading days preceding the end of a quarter.
(2)	Represents the amounts paid under the short-term incentive compensation.
(3)	Ms. Lise Bastarache received 50% of her compensation in DSUs and 50% in cash.
(4)	Mr. Marcel E. Dutil received 100% of his compensation in DSUs.
(5)	Ms. Nicolle Forget received 50% of her compensation in DSUs and 50% in cash for the first two quarters of the 2017 fiscal year.
(6)	Ms. Marie-Josée Lamothe and Mr. Michael Hanley have received 50% of their compensation in DSUs and 50% in cash since their appointment on July 5, 2016.
(7)	Mr. Andrew T. Molson received 50% of his compensation in DSUs and 50% in cash.

3) Minimum Director Share Ownership Requirement

From a long-term perspective, and in order to align their interests with those of the shareholders, the Board of Directors adopted a minimum share ownership requirement encouraging directors who are not family members of the significant shareholder to invest in the Corporation. To do this, directors are encouraged to purchase shares of the Corporation on the secondary market or choose to receive deferred share units as part of their compensation, as described above.

Directors must acquire a participation in the Corporation corresponding to a minimum of 12,500 shares and/or deferred share units of the Corporation. This level of participation must be maintained throughout their term of office.

To ensure compliance with its policy, the Board of Directors amended, during the 2014 fiscal year, the text of the Deferred Share Units Plan for Directors in order to specify that 50% of a Director’s compensation shall be granted in the form of deferred share units until he reaches the required threshold for the ownership of shares or share units under the Minimum Director Share Ownership Requirement. During the 2017 fiscal year, since the directors who have not reached the required ownership thresholds must be granted a large portion of their compensation in share units, the Board of Directors abolished the rule that directors must acquire their interest in shares or share units within a three-year period.

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SHARE OWNERSHIP BY DIRECTORS

(excluding family members of the significant shareholder)

	Director since	Fiscal year	Number of shares held	Number of DSUs held (1)	Total number of shares and DSUs held	Compliance with share ownership requirement (2)
Lise Bastarache	March 2003	2017	—	20,857	20,857	Yes
		2016	—	17,856	17,856
		Variation	—	3,001	3,001
L. Denis Desautels	January 2003	2017	12,500	—	12,500	Yes
		2016	12,500	—	12,500
		Variation	—	—	—
Marcel E. Dutil	September 1995	2017	20,000	72,710	92,710	Yes
		2016	20,000	67,081	87,081
		Variation	—	5,629	5,629
Nicolle Forget	September 1993	2017	8,500	4,876	13,376	Yes
		2016	8,500	3,553	12,053
		Variation	—	1,323	1,323
Michael Hanley	July 2016	2017	—	1,263	1,263	No
Robert Lacroix	September 2006	2017	3,450	35,139	38,589	Yes
		2016	3,450	34,304	37,754
		Variation	—	835	835
Marie-Josée Lamothe	July 2016	2017	—	1,117	1,117	No
Andrew T. Molson	July 2014	2017	10,000	4,965	14,965	Yes
		2016	7,000	2,695	9,695
		Variation	3,000	2,270	5,270
Cora M. Tsouflidou	July 2012	2017	10,000	6,161	16,161	Yes
		2016	10,000	6,015	16,015
		Variation	—	146	146
Annie Thabet	July 2010	2017	7,570	5,832	13,402	Yes
		2016	7,570	5,692	13,262
		Variation	—	140	140

(1)	The numbers indicated in this column include the additional units credited as a dividend to the account of the directors holding deferred share units.
(2)	12,500 shares or DSUs of the Corporation.

INDEBTEDNESS OF DIRECTORS AND OFFICERS

As at March 4, 2017, neither the Corporation nor any of its subsidiaries had any outstanding loans, other than routine indebtedness as defined by the Canadian Securities Administrators, with any of its current or former officers, directors or employees in their personal capacity and/or with one of their related companies.

INSURANCE OF DIRECTORS AND OFFICERS

The Corporation provides liability insurance for the benefit of its directors and officers and those of its subsidiaries as a group. The total amount of the coverage for the period beginning December 3, 2016 and ending December 3, 2017 is $50,000,000, subject to a deductible of $250,000 to be paid by the Corporation in the event of a claim. Relative to the coverage year as defined in the policy, the Corporation has paid a premium in the amount of $146,452.

INTEREST OF MEMBERS OF MANAGEMENT AND OTHER PERSONS IN MATERIAL TRANSACTIONS

Mr. Jean Coutu, Chairman of the Board of the Corporation, personally, by participating in three Jean Coutu stores franchised under the PJC Jean Coutu banner, as well as through certain associate corporations, is involved in a number of transactions with the Corporation and its subsidiaries. The same is true of Mr. François J. Coutu, President and Chief Executive Officer of the Corporation, as franchisee of eleven stores franchised under the PJC Jean

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Coutu banner as well as for Mr. Jean-Michel Coutu (a grandson of Mr. Jean Coutu) as franchisee of eleven stores franchised under the PJC Jean Coutu banner. These transactions, together, have no material impact on the Corporation or its subsidiaries and are concluded in the normal course of the Corporation’s business, in accordance with the same terms and conditions as those applicable to other PJC Jean Coutu franchisees. These transactions involve the supply of products and the payment of royalties, rent, interest, store opening expenses, accounting and management fees as well as fees for information technology services.

ADDITIONAL INFORMATION

The Corporation’s financial information for the fiscal year ended March 4, 2017 is included in its audited consolidated financial statements and Management’s Discussion and Analysis. Copies of these documents and additional information concerning the Corporation (including the Corporation’s Annual Information Form) can be found on SEDAR at www.sedar.com and may also be obtained upon request from the Corporate Secretary of the Corporation at its head office: 245 Jean Coutu Street, Varennes, Québec, J3X 0E1, telephone: 450-646-9760. The Corporation may charge a reasonable amount for any request from someone who is not a shareholder of the Corporation, unless the Corporation is making a distribution of its securities by way of a simplified prospectus, in which case these documents will be provided free of charge.

Anyone wishing to contact the Corporation or obtain additional information is invited to visit the Website of the Corporation at the following address: www.jeancoutu.com.

APPROVAL BY DIRECTORS

The Board of Directors of the Corporation has approved the form, the content and the sending of this Circular.

Varennes, Province of Québec, this 26th day of April, 2017

The Chairman of the Board of Directors

Jean Coutu

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SCHEDULE “A”: MAJORITY VOTING POLICY FOR THE ELECTION OF DIRECTORS

1.	Under this “Majority Voting” Policy, a nominee of the Corporation who receives more abstentions than votes “in favour” during an election of directors by the shareholders is supposed to offer to resign from the Board immediately following the shareholder meeting at which he or she was elected.

2.	Upon receipt of such resignation, the Corporate Governance and Nominating Committee shall study such resignation and shall recommend that the Board accept or not accept it.

3.	The Board shall decide to accept or not accept the resignation(s) in the 90 days following the shareholder meeting. Save in exceptional circumstances, the resignation(s) shall be accepted by the Board.

4.	This decision shall be announced immediately in a press release, which, should the resignation(s) not be accepted, shall also set out the reasons for such non-acceptance.

5.	The director who offered to tender his or her resignation shall not take part in the deliberations and decisions of the committees or the Board relating to such matter.
6.	The policy does not apply to an uncontested election of directors, i.e., where the number of nominees corresponds to the number of directors to be elected to the Board and where no proxy document supporting the nomination of one or more other persons who are not part of the list of nominees proposed by the Management of the Corporation and supported by the Board has been disseminated.

7.	Subject to restrictions that may be imposed by business corporation legislation, when the Board accepts a director’s offer of resignation and said director resigns, the Board may wait until the next annual meeting of shareholders to fill the vacancy. It may also choose to appoint a new director that, in its opinion, merits the trust of the shareholders. It may also decide to call a special meeting of shareholders and present the new nominee in order to fill the vacancy.

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SCHEDULE “B” : CORPORATE GOVERNANCE DISCLOSURE

Board of Directors

As at April 26, 2017, the Board of Directors, through its Governance and Nominating Committee, established that ten of the fifteen directors, namely: Lise Bastarache, L. Denis Desautels, Marcel E. Dutil, Nicolle Forget, Michael Hanley, Robert Lacroix, Marie-Josée Lamothe, Andrew T. Molson, Cora Mussely Tsouflidou and Annie Thabet, are considered independent as they are not and were not in the past party to any material relationship with the Corporation, its subsidiaries or controlling shareholder that may, in the opinion of the Board of Directors, reasonably interfere with the independent judgment of the directors. In so doing, the Governance and Nominating Committee refers to the independence standards defined by the Canadian Securities Administrators and considers all significant relationships with the Corporation that include: (i) any position held within the Corporation, (ii) any position held by a member of their immediate family, (iii) existing ties with the Corporation’s independent auditors, (iv) positions held with other entities who have the same persons as part of their Board or committees as does the Corporation or its subsidiaries, (v) compensation or consulting fees received and (vi) the fact that such person is at the same time a director and an employee of a company which controls the other or of companies which are controlled by the same person.

For the purpose of determining the independence of the directors, the Governance and Nominating Committee analyzes the information supplied by the directors or the candidates through their certification of compliance with the Code of Ethics of the Corporation. As the case may be, all disclosures of conflicts of interests during the year are also considered.

As officers of the Corporation and its subsidiaries, the Governance and Nominating Committee does not consider Jean Coutu and François J. Coutu as independent directors. Due to their personal ties to certain of the officers and to the controlling shareholder, Marie-Josée Coutu, Michel Coutu and Sylvie Coutu are not independent directors.

At the annual meeting on July 11, 2017, if the candidates nominated in this Circular are elected, the Board of Directors will again be comprised of a majority of independent directors since eight of the thirteen nominated candidates will be considered independent.

The duties of the Chairman of the Board, which are outlined in Schedule “F” of this Circular, are currently assumed by Mr. Jean Coutu, founder and major shareholder of the Corporation. As mentioned above, he is a non-independent director.

The independent directors, as defined by the Canadian Securities Administrators, did not hold any meeting during the fiscal year ended March 4, 2017. However, to ensure that: (i) the Board of Directors remains independent in its judgment; (ii) the independent directors exercise leadership; and (iii) there are free discussions between the independent directors, they hold in camera meetings, should the need arise, either after each regular Board meeting, or in between, without the presence of Management and non-independent directors of the Board of Directors. A report of the discussions is normally filed with the Chairman of the Board following these meetings. Therefore, five meetings of that kind were held during the fiscal year ended March 4, 2017.

In addition, the members of the Human Resources and Compensation Committee and of the Governance and Nominating Committee hold in camera meetings after each meeting.

Annually, the Human Resources and Compensation Committee reviews the succession plan for the NEOs, including that of the President and Chief Executive Officer, during an in camera meeting.

The other directorships of the directors of the Corporation are presented under the section “Information about Nominees for Election as Directors” of this Circular. In addition, as the case may be, the directors who serve together on the Board of Directors of other public companies are listed on page 15 of this Circular.

The attendance by the directors at Board and committees meetings held over the course of the fiscal year ended March 4, 2017 is listed in the section “Information about Nominees for Election as Directors” of this Circular.

The table below shows the frequency of the meetings of the Board and of its committees for the twelve-month period ended March 4, 2017:

Meetings of the Board and its committees	Number of meetings held
Board of Directors (six regular)	7
Audit Committee (four regular)	4
Human Resources and Compensation Committee (four regular)	4
Governance and Nominating Committee (three regular)	3

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Mandate of the Board of Directors

The mandate of the Board of Directors can be found in Schedule “C” of this Circular.

Position Descriptions

The Board of Directors has developed written position descriptions for the Chair of the Board and the Chair of each Board committee. These descriptions appear in Schedule “F” of this Circular.

The Board of Directors drew up a position description for the President and Chief Executive Officer. His responsibilities include (i) the establishment and implementation of a strategic plan, (ii) the organization, planning, management, coordination and control of the Corporation’s activities in accordance with the strategic plans and/or the business plans approved by the directors in compliance with allocated budgets, (iii) the management of the Corporation’s investments and (iv) the establishment and implementation of a succession plan.

Under the supervision of the Human Resources and Compensation Committee, the Corporation has implemented a process to determine the general objectives of the Corporation that must be met by the President and Chief Executive Officer and the other senior officers.

Orientation and Continuing Education

The Corporation’s directors are experienced, with many sitting on or having sat on Boards of Directors of several other public companies.

New directors receive all documentation pertinent to the affairs of the Corporation, including historical public information about the Corporation, articles of incorporation, by-laws as well as the mandate of the Board of Directors and its committees.

As well, new directors meet with the Chairman of the Board to discuss the operation of the Corporation and expectations regarding its directors. The Corporate Secretary also briefs new directors on the Corporation’s practices in regard to governance and the role of the Board and its committees. New directors can also tour the Corporation’s main installations and meet with members of senior Management in order to discuss the Corporation’s primary objectives, core changes that have occurred within the Corporation or the evolution of applicable laws and regulations and their effect on the Corporation’s operations.

In order to help directors familiarize themselves with the Corporation’s activities, all meetings are held at the Corporation’s head office.

During the course of their regular meetings or meetings set aside for such purpose, the directors attend training or presentations on various aspects of their duties as well as the Corporation’s operations. In addition, the Corporate Secretary of the Corporation apprises the members of each committee of regulatory and legislative developments as well as governance good practices that apply to their areas of activity.

Finally, during the fiscal year, all the directors were members of the Institute of Corporate Directors and had access to its publications and activities so they could further develop their skills and knowledge, especially with respect to director obligations and governance trends.

Corporate Ethics

The Corporation adopted a Code of Ethics, to which the employees, officers and directors of the Corporation must comply. This Code of Ethics is available on SEDAR (www.sedar.com) and on the Corporation’s website (www.jeancoutu. com). It can also be obtained upon request from the Corporation’s Corporate Secretary at the head office at 245 Jean Coutu Street, Varennes, Québec, J3X 0E1, telephone: 450-646-9760.

Annually, compliance with the Code of Ethics is attested in writing by each individual to whom the Code of Ethics applies. Furthermore, all employees, officers and directors who have knowledge of any facts or situations that may constitute an infraction under the law or the Code of Ethics must inform the designated authority without delay.

The directors must annually disclose any interest, direct or indirect, including any business relationship, likely to enter in conflict with the best interests of the Corporation. Each year, a questionnaire is completed by each director in order to ensure that they are not in an undeclared conflict situation. Should such a situation occur, the director must refrain from voting and participating in the deliberations with relation to this interest and shall not try to influence any decision pertaining to this subject. The director must also withdraw from all meetings or discussions pertaining to subjects for which he is in conflict.

The Board of Directors, through its Governance and Nominating Committee, monitors the enforcement of the Code of Ethics. The Governance and Nominating Committee is assisted in this task by the Senior Director, Internal Audit. In addition, the committee annually reviews the certifications of each director and officer confirming his or her compliance with the Code of Ethics of the Corporation, through reports prepared by the Corporate Secretary and the Senior Director, Internal Audit.

No derogation from the Code of Ethics was requested by the directors or Executive Officers during the fiscal year and no breach was reported.

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Additionally, the Board has approved the implementation of a Procedure for Employees, Third parties and Suppliers regarding the filing of a Complaint relative to Questionable Accounting or Auditing Practices whereby employees, third parties and suppliers, under the protection of anonymity and in a confidential manner, can bring attention to reprehensible practices concerning accounting, internal controls, auditing matters and possible or actual violations of the law. More information is available on the Corporation’s Website (www.jeancoutu.com).

The Board of Directors also approved a Confidentiality and Disclosure Policy that reminds the directors, officers and employees of the Corporation who have confidential information likely to affect the price or value of the shares of the Corporation or of any third party involved in important negotiations, that they are prohibited from trading securities of the Corporation, or any concerned entity, during the cease trading order or until the information has been fully disclosed and a reasonable period has passed for the information to be broadly disseminated. This policy also contains rules concerning Corporation communications to investors in compliance with all relevant legal and regulatory requirements.

Nomination of Directors

In collaboration with the Chair of the Board, the Governance and Nominating Committee recommends to the Board the nomination of candidates for the position of director. During the 2017 fiscal year, this committee consisted of six directors, four of whom were independent: Andrew Molson (Chair), Lise Bastarache, Marie-Josée Coutu, Michel Coutu, Nicolle Forget and Cora Mussely Tsouflidou. As outlined in its charter, the committee’s independence is reinforced, if deemed necessary, by recourse to and reliance on external consultants.

To fulfill this responsibility, the committee takes into account the size of the Board, the Corporation’s needs as well as the particular skills and qualifications of the members already on the Board. Guided by the strengths of the Board and the evolution of the Corporation’s needs, the committee determines which qualifications, aptitudes and personal qualities are sought in directors to add value to the Corporation. The committee uses a skills matrix to assess the required skills for nominees to the Board and to identify the skills required on the Board in general. The matrix sets forth the skills and characteristics wanted of all directors. The committee periodically reviews the matrix to reflect the needs on the Board and the Corporation’s strategic priorities. The Committee uses the matrix to identify gaps in skills and to search for qualified candidates.

If necessary, the committee refers to a candidate database which it revises periodically. The Board or Management may suggest nominees to the committee. It may also seek assistance from independent consultants to identify and attract potential candidates. Potential nominees are interviewed by the Chairman of the Board and the other Board members, as needed. An invitation to join the Board is only made once the Board has achieved a consensus with respect to the proposed nominee.

All minutes of the meetings of the Governance and Nominating Committee are submitted to the Board of Directors and a report is presented by the Chair. The Governance and Nominating Committee met three times over the course of the fiscal year ended March 4, 2017.

The Governance and Nominating Committee charter is

available on the Corporation’s Website (www.jeancoutu.com). A copy of this document can also be obtained upon request from the Corporation’s Corporate Secretary at the head office at 245 Jean Coutu Street, Varennes, Québec, J3X 0E1, telephone: 450-646-9760.

Compensation

During the fiscal year, the Human Resources and Compensation Committee was comprised of six independent directors: Nicolle Forget (Chair), Lise Bastarache, L. Denis Desautels, Robert Lacroix, Andrew T. Molson and Annie Thabet. As outlined in its charter, the committee’s independence is reinforced, if deemed necessary, by recourse to and reliance on external consultants.

The mandate of the Human Resources and Compensation Committee provides that it shall present recommendations to the Board of Directors relative to the level of compensation and other benefits awarded to Executive Officers. To this end, the committee must annually examine and approve pertinent corporate objectives for its Executive Officers and evaluate their performance in accordance with the determined objectives. The committee must also examine the salaries and other benefits awarded to the Corporation’s officers, the rights and benefits awarded to the Corporation’s salaried employees and managers, including long-term incentive plans and pension plans, the disclosure of the compensation of the Executive Officers and the Corporation’s administrative structure and the development of a succession plan for key employees of the Corporation.

All minutes of the meetings of the Human Resources and Compensation Committee are submitted to the Board of Directors of the Corporation and a report is presented by the Chair. The Human Resources and Compensation Committee met four times over the course of the fiscal year ended March 4, 2017.

The Human Resources and Compensation Committee charter can be found at Schedule “E” of this Circular. A copy of this document can also be obtained upon request from the Corporation’s Corporate Secretary at the head office at

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245 Jean Coutu Street, Varennes, Québec, J3X 0E1, telephone: 450-646-9760.

See page 20 for information regarding the services of the compensation adviser hired during the fiscal year.

Board Standing Committees

The Board’s standing committees include the Human Resources and Compensation Committee, the Governance and Nominating Committee and the Audit Committee. The various committee charters are available on the Corporation Website (www.jeancoutu.com). A copy of these documents can also be obtained upon request from the Corporation’s Corporate Secretary at the head office at 245 Jean Coutu Street, Varennes, Québec, J3X 0E1, telephone: 450-646-9760.

Evaluation

The Board has implemented a self-assessment procedure of the Board of Directors by its members. The evaluation is performed annually for the Board of Directors and each of its committees.

In particular, questionnaires are distributed to each director in order to evaluate the efficiency of the Board and its committees and, to submit, if necessary, certain recommendations. These questionnaires are revised periodically to ensure that their questions allow the operation of the Board and its committees to be properly evaluated based on the mandates given to each of them.

The results of the Board’s evaluation are confidentially compiled by the Corporate Secretary and the Chair of the Governance and Nominating Committee who then submits the results at the next regularly scheduled meeting of the committee. The results, including any recommendations, are then submitted to the Chair of the Board. As for the results of the committees’ evaluations, they are confidentially compiled by the Chair of each committee with the support of the Corporate Secretary. Similarly, the results are presented at the next regularly scheduled meeting of each committee prior to being submitted to the Chair of the Board.

The Governance and Nominating Committee has established a questionnaire by which each individual member evaluates his performance and contribution as a director. The results of this questionnaire are submitted directly to the Chair of the Board and discussed during the annual meeting between the Chair and each member of the Board. These meetings enable each member to follow up on the evaluation and address his particular concerns, if any.

Term of Office and Other Processes for the Renewal of the Board of Directors

The Corporation has not fixed a maximum term of office for its directors. However, in order to foster renewal of the Board of Directors and improve the Board of Directors’ ability to plan its long-term membership, during the fiscal year, the Corporation implemented a policy concerning the age of directors. Pursuant to this policy, unless the Board of Directors decides otherwise, a director may not be nominated for election at the annual shareholders’ meeting following his or her 75th birthday. Exceptionally, a director who was serving on the Board of Directors when the policy was adopted (October 6, 2015) and who had already reached age 70 may be nominated for re-election at the two annual shareholders’ meetings following his or her 75th birthday. This policy shall apply to all directors of the Corporation with the exception of its founder, Mr. Jean Coutu.

Furthermore, the Board of Directors is of the opinion that the Corporation’s governance depends on the quality of its directors, which is ensured by the Board of Directors’ evaluation process. Moreover, the Board of Directors is of the view that the Chairman of the Board must feel free at all times to change the composition of the Board of Directors so that it adequately meets the Corporation’s needs and objectives.

Representation of Women on the Board of Directors

For many years, the Board of Directors of the Corporation has been seeking to increase the number of women directors, without adopting a formal policy for the recruitment and selection of women nominees.

During the 2017 fiscal year, 7 out of 15 members of the Corporation’s Board of Directors, or 47%, are women and 8 are men.

Although the Governance and Nominating Committee considers that the composition of the Board of Directors is primarily a question of experience and expertise, diversity continues to be one of the factors considered by the committee in recruiting new candidates as directors.

The Corporation would like to maintain the percentage of women on the Board of Directors at a minimum of 25% so that the Corporation can continue to derive benefits from the experience and expertise of both women and men.

The Committee also takes the representation of women on the Board of Directors into account in recruiting and selecting nominees for a first or new term of office by proposing female nominees whenever women with the required competencies are identified.

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Representation of Women among the Executive Officers

The Corporation adheres to the principle of diversity at every level in the workplace, as well as on the Board of Directors. It wishes to attract and retain the most competent individuals with the best potential for development and build the best possible management team for its operations.

Currently, one woman holds a position as one of the “Executive Officers of the Corporation or any of its subsidiaries” as defined in the applicable regulations, being the chair and vice-chair of the Board, the President and Chief Executive Officer, the Chief Financial Officer and the Executive Vice-Presidents. These positions are currently held by officers who have been employed with the Corporation for many years.

Considering the small number of positions in question, the Corporation has refrained from setting targets for the representation of women among its Executive Officers.

Although the Corporation considers the recruitment of candidates for management positions to be primarily a matter of experience and expertise, the Corporation considers the representation of women among its Executive Officers in implementing its succession plan. Furthermore, when recruiting new candidates, the Corporation ensures that it considers both female and male candidates.

Moreover, at the end of the 2017 fiscal year, about 55% of all the management staff of the Corporation and 25% of the senior management (individuals holding positions as Vice-Presidents) were women. As part of its management succession planning, the Corporation ensures that it develops the competencies of these employees and officers. Given equal competency and experience, the Corporation gives preference to candidates from this pool when filling management positions. Thus, given appropriate candidates, the Corporation ensures that the representation of women is maintained so that it can benefit from the talents of women as well as men.

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SCHEDULE “C”: MANDATE OF THE BOARD OF DIRECTORS

The objective of this document is to succinctly describe the roles and responsibilities of the Board of Directors of the Corporation (the “Board”) regarding management and governance.

Stewardship Responsibility

The shareholders of the Corporation elect the Board so that it will supervise the business, commercial and internal, of the Corporation. More particularly, the role of the Board is to review the strategic orientation of the Corporation, attribute to management the responsibility of realizing this orientation, to define the limits of the powers and the authority of management and to monitor the Corporation’s performance with regard to objectives it has set.

Responsibilities

As part of its responsibilities, the Board:

1)	ensures, to the extent feasible, the integrity of the President and Chief Executive Officer and other Executive Officers, and that those senior officers create a culture of integrity throughout the Corporation;

2)	adopts a strategic planning process which takes into account, among other things, the opportunities and risks for the Corporation;

3)	identifies the main risks to which the activities of the Corporation are exposed and ensures the implementation of the appropriate systems to manage these risks;

4)	sees that the Corporation is managed in such a manner as to preserve the integrity and the accuracy of the financial reports, of the internal controls and the information disclosure controls, as well as the integrated management systems;

5)	reviews and approves, upon the recommendation of the Human Resources and Compensation Committee, the appointment, the remuneration and the performance of senior management, as well as the plan aiming at ensuring the recruiting of new Board directors;

6)	chooses, upon the recommendation of the Governance and Nominating Committee, the candidates to be elected as directors;
7)	adopts a corporate communication policy;

8)	reviews and approves all material continuous disclosure documents, including the annual information form, management’s discussion and analysis, press releases related to the financial results, the corresponding financial statements and the management proxy circular; and

9)	supervises, via the Governance and Nominating Committee, the governance practices of the Corporation.

Expectations Regarding Directors

In the exercise of their functions, the directors must act with integrity and good faith in the best interests of the Corporation, with the care, diligence and the competence that a prudent person would demonstrate in similar circumstances.

Each director should:

1)	assume, with the other directors, his role relative to administration which consists in managing and overseeing the management of the businesses of the Corporation in accordance with legal requirements;

2)	understand the vision and the objectives of the Corporation;

3)	understand the governance methods of the Corporation;

4)	adequately prepare for meetings of the Board and meetings of committees by reviewing the documentation addressed to him, when such documentation is sent in advance;

5)	attend as many meetings as possible and participate actively in the deliberations and decisions of the Board;

6)	ensure that personal interests do not conflict in practice or appear to conflict with the interests of the Corporation, and report any conflict of interest as provided in the Code of Ethics of the directors and officers of the Corporation;

7)	each year confirm compliance with the Code of Ethics of the directors and officers of the Corporation;

8)	scrupulously preserve the confidentiality of information concerning the Corporation and the deliberations of the Board;

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9)	act independently from management (applies to directors who are not members of the management team);

10)	hold, for the duration of his mandate, a minimum of 12,500 shares and/or deferred share units of the Corporation; and

11)	in all instances, have access to management to exercise his functions.

Method of Operation

Meetings of the Board are held quarterly, or more frequently as required. In addition, a special meeting of the Board is held annually in order to approve the Corporation’s strategic plan and budget.

The Chairman of the Board, in collaboration with the President and Chief Executive Officer and the Corporate Secretary, determines the agenda for each meeting of the Board. The agenda and the relevant documents are provided to directors of the Corporation on a timely basis.

Independent directors meet after each regular meeting of the Board, or more frequently, as required.

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SCHEDULE “D”: CHARTER OF THE AUDIT COMMITTEE

1.	Composition

a) The Audit Committee of the Corporation (the “Committee”) shall consist of at least three members and a maximum of seven.

b) Each member of the Committee shall sit on the Board of Directors of the Corporation.

c) Each member of the Committee shall be independent.

d) Each member of the Committee shall be financially literate.

2.	Election of members. The members, as well as the Chair of the Committee, are elected by and among the directors of the Corporation during the first meeting of the Board of Directors immediately following the annual shareholders’ meeting of the Corporation.

3.	Term of mandate. The mandate of each member of the Committee begins at the date of the meeting of the Board of Directors during which he is elected to this position and expires at the date of the first meeting of the Board of Directors during which his successor is duly elected or appointed, unless he resigned or his position became vacant as a result of his death, removal or any other cause.

4.	Death, incapacity or resignation of a member. In the event that the Board of Directors must fill a Committee vacancy resulting from the death, incapacity or resignation of a member, the member of the Committee appointed to fill the Committee vacancy is dispensed from the application of paragraphs c) and d) of section 1 for a period ending at the later of the following two dates:

a) the next annual shareholders’ meeting of the Corporation; or

b) six months after the event leading to the vacancy.

The present section shall not apply if the Board of Directors of the Corporation has reasons to believe that this exemption could significantly reduce the capacity of the Committee to act independently and to comply with other regulatory requirements.

5.	Meeting of the Committee. The Committee is required to meet at least four times a year in the place, and at the date and time determined by the Corporate Secretary after consultation with the Chairman and the members of the Committee. A member of the Committee may request the holding of an extraordinary meeting at any time by sending a notice to this effect to the Corporate Secretary.

6.	Calling of meeting. A notice with the time, date, place and object of any meeting of the Committee shall be sent by any mode of transmission allowed by law or communicated by telephone to each member and to the auditors of the Corporation at least two days before the date of the meeting.

7.	Attendance by telephone. The members of the Committee may participate in any meeting via any means allowing all participants to communicate orally between themselves, including via conference call.

8.	Quorum. The quorum of the Committee consists of the majority of its acting members.

9.	Chairman. The meetings of the Committee are presided over by a member of the Committee chosen by the Board of Directors and, in his absence, by a member chosen among the members then attending.

10.	Procedure. Committee meeting procedures are the same as those in effect during the meetings of the Board of Directors.

11.	Majority required. The questions debated during a Committee meeting are decided by the majority of votes cast.

12.	Compensation. The members of the Committee receive, for their services on the said committee, the compensation determined by a resolution of the Board of Directors of the Corporation.

13.	Powers. The Committee has the following powers:

a)	to communicate directly with or to meet privately with any manager or employee of the Corporation, as well as its internal and/or independent auditors;

b)	to hire independent attorneys and/or other counsellors it deems necessary to assist it in its functions;

c)	to determine and pay the fees of the counsellors from whom it receives services.

14.	Mandate. The preparation and the presentation of the financial statements of the Corporation, their accuracy, as well as the efficiency of the internal

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audits, is the responsibility of management. Management is also responsible for maintaining adequate internal control and procedures, as well as for the use of appropriate principles and standards regarding accounting and presentation of financial statements. The independent auditors are responsible for the audit of annual financial statements in accordance with generally accepted accounting principles.

The Committee is created to review, on a continuous basis, the relevancy and the efficiency of these activities and to assist the Board of Directors in overseeing the accuracy of the financial statements of the Corporation, the relevancy and the efficiency of internal controls, the competence and independence of independent auditors, and the compliance by the Corporation with legal and regulatory requirements.

The Committee must review its mandate annually.

The Committee’s mandate extends to the Corporation, its divisions and subsidiaries and is described more particularly as follows:

14.1	Responsibilities with respect to financial disclosure and financial reports

•	the Committee reviews the quarterly financial statements and the management’s discussion and analysis (MD&A) of the Corporation before their approval by the Board of Directors;

•	it ensures that the Corporation complies with regulatory standards relating to the preparation and the disclosure of the financial statements and the MD&A;

•	it inquires about changes to accounting policies having a material impact on the presentation of financial statements;

•	it reviews and ensures that all claims and/or lawsuits, which may have a material impact on the finances of the Corporation, are correctly recorded in the financial statements;

•	it ensures that the financial statements of the Corporation are accurate, reliable and honest;

•	it evaluates the decisions made by management and/or by the independent auditors relating to the presentation of financial statements;

•	it reviews the press releases concerning the annual and interim financial results of the Corporation as well as its other press releases containing important financial information before their approval by the Board of Directors;
•	it ensures that the Corporation’s disclosure practices and policy comply with the regulatory requirements applicable to the Corporation;

14.2	Relationship with independent auditors

•	it recommends to the Board of Directors the appointment of the independent auditors as well as their fees, and reviews their employment perquisites, as well as other services they may be called upon to provide to the Corporation and the circumstances which may justify and warrant a change of independent auditors, who report directly to the Committee;

•	it oversees the work of the independent auditors employed to deliver an audit report or render other audit, review or attestation services to the Corporation, including the resolution of disagreements between management and the independent auditors concerning financial information;

•	it evaluates the performance of the independent auditor annually and discusses and reviews the competence, independence and objectivity of the independent auditors and of the partner of the independent audit firm in charge of the mandate with the Corporation, as well as the rotation of the partner in charge or of the other associates involved with the audit team;

•	it reviews the mandate and the independent audit program, the letter of recommendation which follows the annual audit and the corresponding follow-ups, the major changes to accounting guidelines, the principal value judgments at the basis of the financial reports and how they are drafted;

•	it pre-approves all non-audit services that the independent auditors of the Corporation or those of its subsidiaries must render to the Corporation or to its subsidiaries pursuant to the Corporation’s Policy concerning the scope of services provided by independent auditors;

•	it can communicate directly with the independent auditors at any time;

•	it meets separately with management and the independent auditors at least once per quarter;

•	it questions the independent auditors regarding their relationship with the management of the Corporation, as well as the difficulties encountered during their audit mandate, as the case may be;

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•	it examines and approves the hiring policies of the Corporation for former or current partners and employees of the current or former independent auditors of the Corporation;

14.3	Responsibilities concerning internal audit

•	it meets the Senior Director, Internal Audit, as well as the management of the Corporation, to discuss the efficiency of internal and risk management controls implemented by the Corporation, as well as the measures taken to rectify any major weakness or failure identified;

•	it reviews the mandate and the internal audit programs, the resources granted to such function and the follow-ups made with respect to the recommendations of the Senior Director, Internal Audit;

•	it reviews the statements of the Senior Director, Internal Audit concerning the adequacy of the Corporation’s internal controls with respect to the audit work performed;

•	following discussions between management and the Committee Chair, it is informed by the Committee Chair of the appointment of the internal auditor and the evaluation of his or her performance;

14.4	Responsibilities concerning internal controls and risk management

•	it supervises the presentation by management of information concerning internal controls;

•	it requires that management implement appropriate internal controls and communication mechanisms of financial information extracted or derived from the financial statements of the Corporation for the benefit of the public;

•	it enquires with management as to the information disclosure controls and procedures (“IDCP”) and the internal control of financial information (“ICFI”) of the Corporation as well as material weaknesses in the design or operation of the IDCP and the ICFI;

•	it ensures that the conclusions of management’s evaluation of the efficiency of the IDCP and the ICFI are adequately presented in the MD&A;

•	it enquires with management as to the controls in place to globally manage all risks that the Corporation may be facing in its operations;
•	it periodically reviews the risk evaluation programs and the management controls of such programs;

•	it reviews, evaluates and approves periodically such controls;

•	it reviews the short term liquidity investment policies of the Corporation with respect to cash management;

•	it verifies all investments and operations likely to impact negatively the sound financial situation of the Corporation when they are brought to its attention by the independent auditors and/or an executive;

•	it oversees the implementation of procedures concerning the receiving, recording and processing of complaints received by the Corporation regarding its accounting or its internal accounting or auditing controls;

•	it oversees the implementation of procedures concerning the confidential communication, on an anonymous basis, by the employees of the Corporation, including its divisions and subsidiaries, concerning questionable accounting or audit practices;

14.5	Review of transactions between related persons

•	it reviews management’s report on all transactions conducted during the previous year between employees and/or officers on one hand and the Corporation and/or related entities on the other hand;

14.6	Retirement Plans

•	it periodically enquires as to the funding of the retirement plans as well as the investment management, structure and performance of the retirement plans;

14.7	Responsibilities concerning regulatory authorities

•	it reviews all material reports received from regulatory authorities regarding financial matters;

•	it reviews the evaluation and statements of management relating to compliance with particular regulatory requirements, as well as the plans of management aiming to remedy any failure identified;

•	it ensures that the recommendations from regulatory authorities are implemented and then monitored;

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•	it reviews all reports to be included in the management proxy circular; and

•	it reviews all other financial matters that it deems fit or that the Board of Directors decides to bring forward to its attention.

15.	Report. The Committee reports on its activities to the Board of Directors verbally at the next meeting of the Board which usually follows the meeting of the Committee and in writing by submitting the minutes of its meeting at the subsequent meeting of the Board of Directors.

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SCHEDULE “E”: CHARTER OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEE

1.	Composition. The Human Resources and Compensation Committee of the Corporation (the “Committee”) shall consist of at least three members and a maximum of seven who must all be directors of the Corporation.

2.	Election of members. The members, as well as the Chair of the Committee, are elected by and among the directors of the Corporation during the first meeting of the Board of Directors immediately following the annual shareholders’ meeting of the Corporation.

3.	Term of mandate. The mandate of a member of the Committee begins at the date of the meeting of the Board of Directors during which he is elected to this position and expires at the date of the first meeting of the Board of Directors during which his successor is duly elected or appointed, unless he has resigned or his position has become vacant as a result of his death, removal or any other cause.

4.	Vacancies. Vacancies occurring on the Committee may be filled by a person duly appointed by resolution of the Board of Directors.

5.	Meeting of the Committee. The Committee shall meet at least once a year. Any member of the Committee can call a meeting by sending a notice to this effect to the other members.

6.	Calling of meeting. A notice with the time, date, place and object of any meeting of the Committee shall be sent by any mode of transmission allowed by law or communicated by telephone to each member at least two days before the date of the meeting.

7.	Attendance by telephone. The members of the Committee can participate in any meeting via any means allowing all participants to communicate orally among themselves, including via conference call.

8.	Quorum. The quorum of the Committee consists of the majority of its acting members.

9.	Chairman. The meetings of the Committee are presided over by a member of the Committee chosen by the Board of Directors and, in his absence, by a member chosen among the members then attending.
10.	Procedure. The Committee meeting procedures are the same as those in effect during the meetings of the Board of Directors.

11.	Majority required. The questions debated during a Committee meeting are decided by the majority of votes cast.

12.	Compensation. The members of the Committee receive, for their services rendered on the said committee, the compensation determined by a resolution of the Board of Directors of the Corporation.

13.	Powers. The Committee may hire any consultant which it believes is needed in order to support it in its functions. All work to be fulfilled by the consultant as well as its related fees must be approved by the Committee before their execution.

14.	Mandate. The Committee’s mandate extends to the Corporation, its divisions and subsidiaries.

The Committee makes to the Board of Directors all recommendations relative to the following matters and any other matter that it deems to be relevant to its responsibilities:

a)	All human resources policies of the Corporation;

b)	As regards to the president and Chief Executive officer, the Executive Vice-Presidents and the Vice-Presidents:

(i)	their appointment;

(ii)	any employment contract to intervene and any subsequent modification;

(iii)	the setting of their objectives and the evaluation of their performance; and

(iv)	their level of compensation and other social benefits granted;

c)	The organizational structure of the Corporation and the succession planning for the president and Chief Executive Officer and the Executive Officers who report directly to him;

d)	The rights and benefits granted or to be granted to employees and management staff of the Corporation, including stock options, retirement plans and insurance policies taken out on their behalf;

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e)	The disclosure of the compensation of Executive Officers and the issuance of an annual report in the proxy circular;

f)	The identification and the management of the impact of risks associated with the Corporation’s policies and practices with respect to remuneration;

g)	The relevancy of the skills and experience of the members of the Committee when it comes to decisions regarding the Corporation’s policies and practices with respect to remuneration;
h)	The negotiation of collective agreements; and

i)	Health and safety in the workplace and group insurance and the CSST.

15.	Report. The Committee reports on its activities to the Board of Directors verbally and in writing, by submitting minutes, at the subsequent meeting of the Board of Directors.

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SCHEDULE “F”: MANDATE OF THE CHAIR OF THE BOARD OF DIRECTORS AND THE CHAIR OF A COMMITTEE

Mandate of the Chair of the Board of Directors

The mandate of the Chairman of the Board of Directors of the Corporation outlines the responsibilities of the Chairman of the Board and the expectations regarding the Board of Directors. These responsibilities and expectations are in addition to those already assumed by the Chairman of the Board under the law, the constituting documents and by-laws of the Corporation as well as those responsibilities that could be passed on to him over time by the Board of Directors.

The Chairman of the Board of the Corporation has the following responsibilities:

Effectiveness of the Board

•	He ensures that the members of the Board of Directors work together in an effective and constructive manner, and he assumes the necessary leadership to attain this objective;

•	he ensures that the Board of Directors has access to the necessary administrative support to accomplish its work;

•	he ensures that the directors are supplied with the appropriate information to fulfill their responsibilities;

•	he establishes a regular timetable for Board meetings.

Management of the Board

•	He oversees the Board in the execution of its mandate;

•	he presides over Board meetings;

•	he establishes the agenda for each Board meeting along with the President and Chief Executive Officer and the Corporate Secretary;

•	he takes the necessary measures to ensure that the Board meetings proceed in an efficient and productive manner and that the proper amount of time is allotted in order to deliberate on each point on the agenda;

•	he encourages the directors to ask questions and to express their opinions during meetings;

•	in collaboration with the Governance and Nominating Committee, he actively participates in the recruitment of directors and their retention;
•	he studies and evaluates, in collaboration with the appropriate committees of the Board, the regular attendance, the performance and the compensation of directors, as well as the Board’s size and composition;

•	when he deems it appropriate, he attends the Board of Directors committee meetings and shares his views and suggestions with their members.

Senior Management, Shareholders and other Stakeholders of the Corporation

•	As the principal intermediary, he facilitates communications between the Board of Directors and senior management of the Corporation during and outside Board meetings;

•	he ensures that the responsibilities of the Board and those of management are clearly delineated and respected and that relations between the Board and management are professional and constructive;

•	in collaboration with the Governance and Nominating Committee, he takes the necessary measures to deal with situations involving conflicts of interest;

•	he presides over shareholder meetings.

Mandate of the Chair of Each Committee

The mandate of the chairs of the committees of the Board of Directors of the Corporation outlines the duties of the chairs and the expectations regarding the Board of Directors. The Chair of a committee assumes the following responsibilities:

Effectiveness of the Committee

•	He ensures that the members of the committee work together in an effective and constructive manner, and he assumes the necessary leadership to attain this objective;

•	he ensures that the committee has access to the necessary administrative support to accomplish its work;

•	he ensures that the directors are supplied with the appropriate information to fulfill their responsibilities;

•	he establishes a regular timetable for committee meetings.

Management of the Committee

•	He oversees the committee in the execution of its mandate;

•	he presides over committee meetings;

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•	he establishes the agenda for each committee meeting along with the Corporate Secretary;

•	he takes the necessary steps to ensure that the committee meetings proceed in an efficient and productive manner and that the proper amount of time is allotted in order to examine each point on the agenda;

•	each committee Chair supplies the Board of Directors with periodic reports of the committee’s work and its decisions and recommendations;
•	each committee Chair keeps the Board of Directors apprised of the work that was completed over the course of the last fiscal year and files a report indicating whether the committee has fulfilled its work plan, in accordance with its mandate.

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SCHEDULE “G”: SHAREHOLDER PROPOSAL SUBMITTED BY MÉDAC

The full text of the MÉDAC Proposal was submitted in French and translated into English.

Separate Disclosure of Voting Results by Class of Shares

It is proposed that the company disclose voting results separately by class of shares, namely those shares carrying one voting right and those carrying multiple voting rights.

Argument

In 2016, 25.3 million votes were cast in favour of this proposal. The capital structure of The Jean Coutu Group comprises two classes of shares: 77.5 million subordinate voting shares held by ordinary investors with a single vote and 107.4 million shares with 10 votes held by the founder, Jean Coutu. Since management of The Jean Coutu Group has opposed this proposal, all our support has come from the holders of subordinate shares. Assuming that all holders of subordinate voting shares voted, one out of every three shareholders therefore supported our proposal, which represents a very significant result for a shareholder proposal.

Our experience in recent years shows that holders of both types of shares may not have the same concerns. Cases in point include the institution of an advisory vote on executive compensation, the renewal of the term(s) of office of one or more directors and a better gender balance on boards of directors.

Such information would enable minority shareholders to better monitor the actions taken by the Corporation to meet their expectations and would promote a more sustained dialogue between the two classes of shareholders. It could even result in greater minority shareholder loyalty and thereby build the type of consensus and mutual trust that can prove very useful when organizations go through difficult times.

In view of the support received, we are resubmitting our proposal.

The Board of Directors of The Jean Coutu Group (PJC) Inc. recommends that its shareholders and their proxies VOTE AGAINST this proposal.

The Jean Coutu Group (PJC) Inc. complies with applicable legislation regarding the disclosure of the results of votes held at its shareholder meetings.

Disclosing voting results separately by class of shares would not offer any additional advantage to holders of Subordinate Voting Shares of the Corporation.

Notwithstanding the voting rights attaching to each class of shares of the Corporation issued and outstanding, namely the Class A Subordinate Voting Shares and the Class B Shares, of the 183 683 204 shares issued as at April 26, 2017, 107 525 960 of such shares, or 58.54% are held by Mr. Jean Coutu, directly or indirectly.

When they choose to invest in the Corporation, shareholders are aware of its capital structure and the attributes of each of the classes of shares outstanding. Moreover, the shareholders are able to assess the Corporation’s culture of transparency and ethics and its good governance practices.

62  |  The Jean Coutu Group (PJC) Inc.  |  2017 Management Proxy Circular

245 Jean Coutu Street, Varennes, Québec, J3X 0E1 450-646-9760 www.jeancoutu.com